    As filed with the Securities and Exchange Commission on August 21, 1997
                                                        Registration No. 333-
================================================================================



                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549
                               ----------------


                                   Form SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------


                     FRONTLINE COMMUNICATIONS CORPORATION
       (Exact name of small business issuer as specified in its charter)


           Delaware                            7379                     13-3950283
(State or other jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)      Classification No.)              Identification No.)

                        One Blue Hill Plaza, 6th Floor
                                 P.O. Box 1548
                          Pearl River, New York 10965
                                (914) 623-8553

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------

                      Stephen J. Cole-Hatchard, Chairman
                     Frontline Communications Corporation
                        One Blue Hill Plaza, 6th Floor
                                 P.O. Box 1548
                          Pearl River, New York 10965
                                (914) 623-8553
           (Name, address and telephone number of agent for service)
                               ----------------
                       Copies of all communications to:


   ROBERT J. MITTMAN, ESQ.         ROBERT H. COHEN, ESQ.
       Tenzer Greenblatt LLP       Morrison Cohen Singer
       The Chrysler Building       & Weinstein, LLP
      405 Lexington Avenue         750 Lexington Avenue
    New York, New York 10174       New York, New York 10022
     Telephone: (212) 885-5000     Telephone: (212) 735-8680
     Facsimile: (212) 885-5001     Facsimile: (212) 735-8708

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Secur-ities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                                 ------------

                        CALCULATION OF REGISTRATION FEE


=====================================================================================================================
                                                              Proposed             Proposed
                                                          Maximum Offering         Maximum           Amount of
      Title of Each Class of             Amount to           Price Per        Aggregate Offering    Registration
   Securities to be Registered         be Registered        Security (1)          Price (1)             Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share   ...........................      1,150,000(2)          $5.00            $5,750,000.00        $1,742.42
---------------------------------------------------------------------------------------------------------------------
Warrants, each to purchase one
 share of Common Stock  ............        575,000(2)          $ .10            $   57,500.00        $   17.42
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share, issuable upon exercise of
 the Warrants (3) ..................        575,000             $5.50            $3,162,500.00        $  958.33
---------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants, each to
 purchase one share of Common
 Stock (4)  ........................        100,000             $.001            $      100.00           (5)
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share, issuable upon exercise of
 the Underwriter's Warrants (3)   .         100,000             $5.50            $  550,000.00        $  166.66
---------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants, each to
 purchase one warrant (4)  .........         50,000             $.001            $       50.00            (5)
---------------------------------------------------------------------------------------------------------------------
Warrants issuable upon exercise of
 the Underwriter's Warrants   ......         50,000             $ .11            $    5,500.00        $    1.66
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share, issuable upon exercise of
 the warrants underlying the
 Underwriter's Warrants (3)   ......         50,000             $5.50            $  275,000.00        $   83.33
---------------------------------------------------------------------------------------------------------------------
Total Registration Fee    ........................................................................    $2,969.82
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Assumes the Underwriter's over-allotment option to purchase up to 150,000 additional shares of Common Stock and/or 75,000 Warrants is exercised in full.
(3) Pursuant to Rule 416, there are also being registered such indeterminable additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions contained in the Warrants, the Underwriter's Warrants and the warrants underlying the Underwriter's Warrants.
(4) Represents warrants to be issued by the Company to the Underwriter at the time of delivery and acceptance of the securities to be sold by the Company to the public hereunder.
(5) None, pursuant to Rule 457(g).


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                     FRONTLINE COMMUNICATIONS CORPORATION

                  Cross Reference Sheet Pursuant to Rule 404


1.     Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus  .........  Forepart of the Registration Statement and Outside
                                                          Front Cover of Prospectus
2.     Inside Front and Outside Back Cover Pages
       of Prospectus   .................................  Inside Front and Outside Back Cover Pages of
                                                          Prospectus
3.     Summary of Information and Risk Factors .........  Prospectus Summary; Risk Factors
4.     Use of Proceeds .................................  Use of Proceeds
5.     Determination of Offering Price   ...............  Outside Front Cover Page of Prospectus;
                                                          Underwriting
6.     Dilution  .......................................  Dilution
7.     Selling Security Holders ........................  Not Applicable
8.     Plan of Distribution  ...........................  Outside Front Cover Page of Prospectus;
                                                          Underwriting
9.     Legal Proceedings  ..............................  Business
10.    Directors, Executive Officers, Promoters
       and Control Persons   ...........................  Management
11.    Security Ownership of Certain Beneficial
       Owners and Management ...........................  Principal Stockholders
12.    Description of Securities   .....................  Outside and Inside Front Cover Pages of Prospectus;
                                                          Prospectus Summary; Capitalization; Description of
                                                          Securities
13.    Interest of Named Experts and Counsel   .........  Not Applicable
14.    Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities ..  Not Applicable
15.    Organization Within Last Five Years  ............  Certain Transactions
16.    Description of Business  ........................  Business
17.    Plan of Operation  ..............................  Management's Discussion and Analysis of Financial
                                                          Condition and Results of Operations
18.    Properties   ....................................  Business
19.    Certain Relationships and Related
       Transactions ....................................  Certain Transactions
20.    Market for Common Equity and Related
       Stockholder Matters   ...........................  Risk Factors; Management
21.    Executive Compensation   ........................  Management
22.    Financial Statements  ...........................  Financial Statements
23.    Changes In and Disagreements With
       Accountants on Accounting and Financial
       Disclosure   ....................................  Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
                 PRELIMINARY PROSPECTUS DATED AUGUST 21, 1997
                             SUBJECT TO COMPLETION


                      FRONTLINE COMMUNICATIONS CORPORATION
                     1,000,000 Shares of Common Stock and
                        Redeemable Warrants to Purchase
                        500,000 Shares of Common Stock


     The Company is offering 1,000,000 shares of Common Stock (the "Common Stock") and redeemable warrants to purchase 500,000 shares of Common Stock (the "Warrants"). The Common Stock and Warrants may be purchased separately and will be separately transferrable immediately upon issuance. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.50, subject to adjustment in certain circumstances, at any time
commencing     , 1998 through and including     , 2002. The Warrants are
redeemable by the Company at any time commencing     , 1998, upon notice of not
less than 30 days, at a price of $.10 per Warrant, provided that (i) the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice (the "Call Date") has been at least 150% (currently $8.25, subject to adjustment) of the then effective exercise price of the Warrants and (ii) the Company obtains the written approval of the Underwriter to such redemption prior to the Call Date. See "Description of Securities."

     Prior to this offering, there has been no public market for the Common Stock or Warrants and there can be no assurance that any such market will develop. It is anticipated that the Common Stock and Warrants will be quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "FCCN" and "FCCNW," respectively. For a discussion of the factors considered in determining the offering prices of the Common Stock and Warrants, see "Underwriting."

                              ------------------

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE SUBSTANTIAL RISKS AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK
                 FACTORS" COMMENCING ON PAGE 6 AND "DILUTION."

                              ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

================================================================================
                        Price        Underwriting      Proceeds
                          to        Discounts and         to
                        Public      Commissions(1)    Company (2)
--------------------------------------------------------------------------------
Per Share  .........  $5.00            $.50           $4.50
--------------------------------------------------------------------------------
Per Warrant   ......  $.10             $.01           $.09
--------------------------------------------------------------------------------
Total (3)  .........  $5,050,000       $505,000       $4,545,000
================================================================================

(1) The Company has agreed to pay to the Underwriter a 3% nonaccountable expense allowance, to sell to the Underwriter warrants (the "Underwriter's Warrants") to purchase up to 100,000 shares of Common Stock and/or 50,000 warrants and to retain the Underwriter as a financial consultant. The Company has also agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses, including the nonaccountable expense allowance in the amount of $151,500 ($174,225 if the Underwriter's over-allotment option is exercised in full), estimated at $651,500, payable by the Company.
(3) The Company has granted to the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to an additional 150,000 shares of Common Stock and/or 75,000 additional Warrants on the same terms set forth above, solely for the purpose of covering over-allotments, if any. If the Underwriter's over-allotment option is exercised in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be $5,807,500, $563,075 and $5,226,750, respectively. See "Underwriting."


     The shares of Common Stock and Warrants are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Common Stock and Warrants will be made against payment therefor at the offices of the Underwriter, 100 Quentin
Roosevelt Blvd., Garden City, New York, on or about     , 1997.

                              ------------------


                      Rockefeller Securities Group, Inc.

                    The date of this Prospectus is    , 1997

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS, ON NASDAQ, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE, WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE COMMON STOCK AND WARRANTS. SPECIFICALLY, THE UNDERWRITER MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK AND WARRANTS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all information in this Prospectus gives effect to a reorganization in May 1997 (the "Reorganization") pursuant to which
(i) each of Hobbes & Co., LLC ("Hobbes"), INET Communications Company, LLC ("INET") and Sara Girl & Co., LLC ("Sara Girl") (collectively, the "Predecessor Companies") transferred all of their assets, subject to all of their liabilities, to the Company, (ii) Messrs. Nicko Feinberg and Stephen J. Cole-Hatchard, officers, directors and principal stockholders of the Company, and Mr. Michael Char, a principal stockholder and former officer and director of the Company, exchanged their respective interests in the Predecessor Companies for promissory notes in the aggregate principal amount of $372,137 and (iii) each of the Predecessor Companies dissolved, and assumes no exercise of the Underwriter's over-allotment option to purchase an additional 150,000 shares of Common Stock and/or 75,000 additional warrants. See "Certain Transactions" and "Underwriting."


                                  The Company

     Frontline Communications Corporation (the "Company") is an Internet service provider that offers "dial-up" Internet access primarily to individual subscribers. The Company provides subscribers with direct access to a wide range of Internet applications and resources, including electronic mail, world wide web sites and regional and local information and data services. The Company believes that its low subscriber to modem ratio, its technical and customer support and ancillary services position the Company to capitalize on the emerging and expanding markets for Internet services.

     In recent years, the Internet has experienced a rapid increase in the number of users. Industry sources estimate that the number of online households in the United States was approximately 9.6 million at the end of 1995, 13.6 million at the end of 1996, and project that the number of online households will exceed 35.2 million by the year 2000. The Company believes that increasing penetration of computers and modems into households and businesses, the growth of the informational, entertainment and commercial resources of the Internet and the increasing availability of user-friendly navigational tools that enable easier access to the Internet's resources will continue to contribute favorably to the growth of the Internet.

     The Company's telecommunications network is currently comprised of leased high-speed data lines and ten points-of-presence ("POPs") serving suburban areas in Rockland, Orange, Dutchess, Sullivan, Putnam, Ulster and Westchester counties in New York and Bergen county in New Jersey. These POPs permit subscribers in these areas to access the Internet through a local telephone call. The Company currently supports 14.4, 28.8 and 36.6 Kbps modems at each of its POPs and has X2 56K and ISDN technologies at most of its POPs. The Company has approximately 1,150 subscribers as of the date of this Prospectus. Pursuant to its currently proposed plan of operation, the Company will seek to establish up to twenty-four additional POPs during the twelve months following the consummation of this offering.


     The Company's objective is to expand its network of POPs rapidly into selected geographic markets. The Company currently anticipates that it will initially seek to achieve significant penetration in suburban markets in the greater New York metropolitan area, including Morris and Passaic counties in New Jersey, and Fairfield and New Haven counties in Connecticut. The Company intends to target suburban markets with attractive demographic characteristics similar to the Company's existing POPs. To achieve its goal, the Company will seek to cluster POPs for operational efficiency and to share certain marketing, financial, customer service and management personnel. The Company will also seek to capitalize on demand for Internet access by offering subscriber service which combines the capabilities typically provided by large companies with the flexibility and responsiveness of a small Internet service provider.


     Since its inception, the Company has engaged in only limited operations and has not yet generated meaningful revenues. The Company requires the proceeds of this offering to fully implement its proposed plan of operation. The Company expects to incur substantial up-front expenses in connection with establishing additional POPs, engaging in marketing activities and hiring executive, technical, marketing and other personnel, which will result in losses for the foreseeable future. There can be no assurance the Company will be able to successfully implement its business plans. See "Risk Factors."

     The Company was incorporated under the laws of the State of Delaware in February 1997 under the name Easy Street Online, Inc. as successor to the business of the Predecessor Companies, limited liability companies organized in May and August 1995 and July 1996 to own and operate POPs. Unless otherwise indicated, all references in this Prospectus to the Company include the Predecessor Companies. See "Certain Transactions."

     The Company's executive offices are located at One Blue Hill Plaza, 6th Floor, P.O. Box 1548, Pearl River, New York 10965, and its telephone number is
(914) 623-8553. The Company's home page is located on the World Wide Web at www.fcc.net.


                                 The Offering

Securities offered ......   1,000,000 shares of Common Stock and Warrants to
                            purchase 500,000 shares of Common Stock. See
                            "Description of Securities."

Common Stock to be outstanding
 after the offering(1)...   2,660,000 shares

Warrants

Number to be outstanding
 after the offering(2)      500,000 Warrants

Exercise terms  .........   Exercisable for a period of four years commencing
                                , 1998, each to purchase one share of Common
                            Stock at a price of $5.50, subject to adjustment in certain circumstances. See "Description of
                            Securities -- Redeemable Warrants."

Expiration date    ....               , 2002.

Redemption   ............   Redeemable by the Company at any time commencing
                                , 1998, upon notice of not less than 30 days, at
                            a price of $.10 per Warrant, provided that (i) the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% (currently $8.25, subject to adjustment) of the then effective exercise price of the Warrants and (ii) the Company obtains the written consent of the Underwriter to such redemption prior to the Call
                            Date. The Warrants will be exercisable until the close of business on the date fixed for redemption.
                            See "Description of Securities -- Redeemable
                            Warrants."

Use of Proceeds    ......   The Company intends to use the net proceeds of
                            this offering for the acquisition of subscriber bases; the establishment of additional POPs;
                            marketing and advertising; repayment of
                            indebtedness; and the balance for working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors    .........   The securities offered hereby are highly
                            speculative and involve substantial risks and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and "Dilution."

Proposed NASDAQ
 symbols  ...............   Common Stock -- FCCN
                            Warrants     -- FCCNW

------------

(1) Does not include (i) 500,000 shares of Common Stock reserved for issuance upon exercise of the Warrants; (ii) an aggregate of 150,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein; (iii) 260,000 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Company's 1997 Stock Option Plan (the "Plan"); and (iv) 240,000 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Plan. See "Management -- 1997 Stock Option Plan," and "Underwriting."

(2) Does not include any Warrants referred to in clause (ii) of Note 1 above.


                         Summary Financial Information

     The summary financial information set forth below is derived from and should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.


Statement of Operations Data:



                                                                     Five Months
                                                                    ended May 31,
                                       Year Ended         ----------------------------------
                                    December 31, 1996       1996               1997
                                    -------------------   ------------   -------------------
Revenues    .....................       $   98,699        $  16,234       $     110,566
Net loss    .....................          (54,206)         (25,551)           (251,495)(1)
Net loss per share   ............             (.03)            (.01)               (.14)(1)
Weighted average number of shares
  outstanding  ..................        1,816,000        1,816,000           1,816,000

Balance Sheet Data:



                                                   May 31, 1997
                                          -------------------------------
                                            Actual        As Adjusted(2)
                                          -------------   ---------------
Working capital (deficit)  ............    $  (82,954)      $3,810,546
Total assets   ........................       485,538        3,978,901
Total liabilities    ..................       492,564          120,427
Accumulated deficit  ..................      (313,626)        (313,626)
Stockholders' equity (deficit)   ......        (7,026)       3,886,474

------------

(1) Includes non-recurring compensation expense of $205,000. See Combined Financial Statements.

(2) Gives effect to the sale of the Common Stock and Warrants offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS


     The securities offered hereby are highly speculative and involve substantial risks. Prospective investors should carefully consider the following risk factors before making an investment decision.


     Recent Organization; Early Stage Company. The Company was organized in February 1997 as successor to the business of the Predecessor Companies and is in an early stage of development. Accordingly, the Company has a limited operating history upon which an evaluation of its performance and prospects can be made. The Company is subject to all of the risks, uncertainties, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in a rapidly evolving industry characterized by intense competition and an increasing and substantial number of new market entrants and new Internet products and services. See "Business."


     Proposed Plan of Operation. The Company's proposed plan of operation and prospects will be largely dependent upon the Company's ability to successfully establish and equip additional POPs on a timely and cost effective basis; hire and retain skilled management, technical, marketing and other personnel; and attract and retain significant numbers of subscribers. The Company has limited experience in commercializing new Internet products and services and there is limited information available concerning the potential performance or market acceptance of the Company's POPs. There can be no assurance that the Company will be able to successfully implement its business plan or that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in its implementation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Limited Revenues; Losses. The Company has not yet generated any meaningful revenues, and will not generate any meaningful revenues until after the Company establishes additional POPs and attracts and retains a significant number of subscribers, which the Company does not anticipate will occur until several months following the consummation of this offering, if at all. For the period from May 1, 1995 (inception) to May 31, 1997, the Company incurred a cumulative net loss of approximately $313,626. Since May 31, 1997, the Company has incurred losses and anticipates that it will continue to incur significant losses until, at the earliest, the Company generates sufficient revenues to offset the substantial up-front expenditures and operating costs associated with establishing additional POPs and attracting and retaining a significant subscriber base. There can be no assurance that the Company will be able to attract and retain a sufficient number of subscribers to generate meaningful revenues or achieve profitable operations. See Combined Financial Statements.


     Dependence on Offering Proceeds; Possible Need for Additional
Financing. The capital requirements relating to implementation of the Company's business plan will be significant. The Company is dependent on the proceeds of this offering or other financing in order to fully implement its proposed plan of operation. Based on currently proposed plans and assumptions relating to the implementation of its business plans (including the timetable of, and costs associated with, establishing additional POPs), the Company believes that the proceeds of this offering will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this offering prove to be insufficient to implement its business plans, the Company would be required to seek additional financing sooner than currently anticipated. There can be no assurance that the proceeds in this offering will be sufficient to permit the Company to implement its proposed business plan or that any assumptions relating to the implementation of such plan will prove to be accurate. To the extent that the proceeds of this offering are not sufficient to enable the Company to generate meaningful revenues or achieve profitable operations, the inability to obtain additional financing will have a material adverse effect on the Company. There can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."


     Limited Number of POPs; Geographic Concentration; Uncertainty of Network Expansion. There are currently ten POPs in operation, only three of which have been in operation for more than one year, and all of which are in the greater New York metropolitan area. Consequently, the results achieved to date by the Company's POPs may not be indicative of the prospects or market acceptance of a larger number of POPs, particularly in wider and more geographically dispersed areas with varied demographic characteristics. The process of identifying suitable sites and establishing additional POPs is lengthy and network installation typically requires six to eight weeks to complete from the time a lease for a new POP is entered into. There can be no assurance that the Company will be successful in identifying suitable sites or in establishing additional POPs. Unforeseen events, including failure to obtain and install telephone lines and network equipment on a timely and cost-effective basis, could materially delay the Company's plans in target markets. The Company has relatively limited experience in establishing POPs and has limited financial and other resources. There can be no assurance that the Company will be able, for financial or other reasons, to successfully expand its network or that any expansion will not be subject to unforeseen delays and costs. See "Business -- Network Infrastructure."


     Dependence on Sole Suppliers and Manufacturers; Possible Service Interruptions and Equipment Failures. The Company is currently dependent on a sole supplier to provide Internet access via leased telecommunications lines on a cost-effective and continuous basis. The Company has not entered into an interconnect agreement with such supplier. Although the Company believes that it currently has sufficient access to telecommunications networks on favorable terms and believes that its relationship with such supplier is satisfactory, any increase in rates charged by such supplier would materially adversely affect the Company's operating margins. Failure to obtain continuing access to such networks would also have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations. The Company also is dependent on third-party manufacturers of hardware components. Certain components used by the Company in providing its networking services are generally acquired from only one source, including high performance routers manufactured by Cisco Systems, Inc. and remote access servers manufactured by U.S. Robotics, Inc. The Company has not entered into agreements with any equipment manufacturer and purchases equipment components pursuant to purchase orders placed from time to time in the ordinary course of business. Although the Company believes that network equipment is currently available from numerous sources, failure by manufacturers to deliver quality products on a timely basis or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect the Company's business and limit the Company's ability to expand its operations.


     In addition, the Company's operations require that its POPs and its third-party telecommunications networks operate on a continuous basis. It is possible that the Company's POPs and third-party telecommunications networks may from time to time experience service interruptions or equipment failures. Service interruptions and equipment failures resulting in material delays would adversely affect subscriber confidence as well as the Company's business operations and reputation. See "Business -- Internet Access Providers and Suppliers."


     New Industry; Uncertainty of Market Acceptance; Limited Marketing, Service and Support Capabilities. The Internet connectivity services industry is characterized by a limited operating history and a high rate of business failures. Because the market is relatively new and current and future competitors are likely to introduce competing Internet connectivity and/or online services and products, it is difficult to predict the rate at which the market will grow or at which new or increased competition will result in market saturation. The novelty of the market for Internet access services may adversely affect the Company's ability to retain new subscribers who may be unfamiliar with the Internet and more likely to discontinue the Company's services after an initial trial period. Any significant decline in demand for Internet connectivity services or in the computer industry generally or in particular target markets would have a material adverse effect on the Company's business and prospects. The Company's success will be largely dependent upon the Company's ability to continually attract and retain additional subscribers and replace terminating subscribers. To date, the Company has relied entirely on the efforts of its executive officers for the marketing of its services. Full scale marketing of the Company's services to individuals may require reliance on third party distribution channels, such as retail stores, catalogs, book publishers and computer hardware and software vendors. There can be no assurance that the Company will be able to successfully develop or maintain relationships with these parties. The successful implementation of the Company's business plans will also require the Company to expand customer service and support capabilities necessary to satisfy customer requirements. The Company currently has limited marketing experience and limited marketing, service, customer support and other resources. There can be no assurance that the Company will be able to successfully expand its marketing activities or customer service or support capabilities, or that the Company's efforts will result in initial or continued market acceptance for the Company's Internet access services. See "Business -- Marketing and Sales."

     Subscriber Attrition. The Company's operating results will be significantly affected by subscriber attrition rates. Subscribers may discontinue service without penalty at any time, and there can be no assurance that subscribers will continue to purchase services from the Company or that the Company will not be subject to significant subscriber attrition. The Company has historically experienced a subscriber attrition rate of less than 20%. Significant levels of subscriber attrition in the future would have a material adverse effect on the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Competition. The market for Internet access services is highly competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully will be significantly affected by numerous factors, including price, ease of use, reliability, customer support, geographic coverage and industry and general economic trends (particularly unfavorable economic conditions adversely affecting consumer discretionary spending). The Company's competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company, including (i) international, national and regional commercial Internet service providers, such as Performance Systems International, Inc., Bolt Beranek & Newman, Inc. and UUNET Technologies, Inc.;
(ii) established on-line services companies that currently offer Internet access, such as America Online, Inc., CompuServe Incorporated, Prodigy Services Company, Earthlink and Delphi Internet Services; (iii) computer hardware and software and other technology companies, such as IBM and Microsoft Corp.; (iv) national long distance carriers, such as AT&T Corp., MCI Communications Corp. and Sprint Corp.; (v) regional telephone companies; and (vi) cable operators, such as Tele-Communications, Inc. New competitors, including large computer hardware and software, media, cable and telecommunications companies, have increased their focus on the Internet access market. Increased competition has resulted and could continue to result in significant price competition, which in turn could result in significant price reductions. In addition, increased competition for new subscribers could result in increased sales and marketing expenses and related subscriber acquisition costs, which could materially adversely affect the Company's potential profitability. There can be no assurance that the Company will be able to offset the effects of any such competition or resulting price reductions through an increase in the number of its subscribers, higher revenue from enhanced services or cost reductions or that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully. See "Business -- Competition."


     Capacity Constraints; System Failure and Security Risks. The Company's operations will depend upon the capacity, reliability and security of its network infrastructure. The Company currently has limited network capacity and will be required to continually expand its network infrastructure to accommodate significant numbers of users and increasing amounts of information they may wish to access. Expansion of the Company's network infrastructure will require significant financial, operational and management resources. There can be no assurance that the Company will be able to expand its network infrastructure to meet potential demand on a timely basis, at a commercially reasonable cost, or at all. Failure by the Company to expand its network infrastructure on a timely basis would have a material adverse effect on the Company. The Company's operations will also be dependent on the Company's ability to protect its computer equipment against damage from fire, power loss, telecommunications failures and similar events. The Company's network infrastructure will be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with the Company's computer systems. Computer viruses or problems caused by third parties could lead to material interruptions, delays or cessation in service to consumers. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of consumers. Security and privacy concerns of consumers may limit the Company's ability to develop a significant subscriber base. See "Business -- Network Infrastructure."


     Technological Change. The market for Internet access is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new software and service introductions. There can be no assurance that the Company can successfully identify new product and service opportunities as they arise and develop and bring new products and services to market in a timely manner or that software, services or technologies developed by others will not render the Company's services or technologies noncompetitive, obsolete or less marketable. The Company currently does not have any proprietary applications software. The Company's business is also subject to fundamental changes in the way Internet access services are delivered.

Currently, Internet services are accessed primarily by computers and are delivered by telephone lines. To the extent that the Internet becomes increasingly accessible by screen-based telephones, television or other consumer electronic devices or customer requirements change the way Internet access is provided, the Company may be required to acquire or develop new technology or modify its existing technology to accommodate these developments. Technological advances include compression, full-motion video, and integration of video, voice, data and graphics. The pursuit of these technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its Internet service business to alternate access devices and conduits. See "Business -- Network Infrastructure."

     Risks Associated with Expansion and Acquisitions. The Company intends to use the proceeds of this offering to expand its operations through internal growth and acquisition. The Company plans to establish additional POPs, attract significant numbers of additional subscribers, expand its work force and expand its presence in selected geographic markets. To successfully manage growth, the Company will be required to continue to implement and improve its operating systems, train and manage its employees, monitor operations, control costs and maintain effective quality controls. The Company has limited experience in effectuating rapid expansion and in managing operations which are geographically dispersed, and there can be no assurance that the Company will be able to successfully expand its operations or manage growth. The Company intends to pursue opportunities by making selective acquisitions of subscriber bases. While the Company from time to time evaluates possible acquisition opportunities, as of the date of this Prospectus, the Company has no plans, agreements, commitments, understandings or arrangements with respect to any such acquisition. There can be no assurance that the Company will ultimately effect any acquisition, that it will be able to successfully integrate into its operations any subscriber base which it may acquire or that the Company will not incur significant amortization expense associated with attrition of newly acquired subscriber bases.

     The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of acquiring subscriber bases. To the extent that the Company finances an acquisition with equity securities, any such issuance of equity securities would result in dilution to the interests of the Company's stockholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. See "Use of Proceeds" and "Business -- Company Strategy."

     Potential Litigation. In June 1997, Michael Char, a founder, principal stockholder and former officer and director of the Company, indicated that he disagreed with other members of management with respect to various business matters. The Company has been unsuccessful in resolving such disagreements or in negotiating a settlement with Mr. Char and, after a prolonged absence, in August 1997, the Company removed Mr. Char as a director and terminated his employment. While the Company does not believe that Mr. Char has any meritorious claims against the Company or members of management, there can be no assurance that Mr. Char will not institute an action against the Company seeking substantial damages. Any such claims, with or without merit, can be time consuming, costly and difficult to defend and, if successful, could have a material adverse effect on the Company. See "Business -- Legal Proceedings."

     Government Regulation; Potential Liability for Content. Recently enacted federal, state and local legislation aimed at limiting the use of the Internet to transmit certain content and materials could result in significant potential liability to Internet service providers. These types of legislative actions present the potential for increased focus and attempts to impose liability upon Internet access providers for information disseminated through their systems. The adoption or strict enforcement of any such laws or regulations may limit the growth of the Internet, which could in turn decrease the demand for the Company's services and increase the Company's cost of doing business. Inasmuch as the applicability to the Internet of the existing laws governing issues such as property ownership, libel and personal privacy is uncertain, any such new legislation or regulation or the application of existing laws and regulations to the Internet could have an adverse effect on the Company's business and prospects. Changes in the regulatory environment relating to the Internet connectivity industry, including regulatory changes which directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from local and regional telephone companies or others, could also have an adverse effect on the Company's business and prospects. See "Business."

     Limited Intellectual Property Protection. The Company relies on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect its proprietary information. The Company currently has no registered copyrights or patents or patent applications pending. It may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, the Company's proprietary information without authorization. In addition, there can be no assurance that any confidentiality agreements between the Company and its employees or any license agreements with its customers will provide meaningful protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information. See "Business."



     Dependence on Key Personnel; Limited Management; Need for Qualified Management and Other Personnel. The success of the Company will be dependent on the personal efforts of Nicko Feinberg, Chief Information Officer and Vice President of Technology, Stephen J. Cole-Hatchard, Chairman, Chief Executive Officer and President, and other key personnel. The loss of the services of such individuals could have a material adverse effect on the Company's business and prospects. The Company intends to obtain "key-man" insurance on the life of each of Messrs. Feinberg and Cole-Hatchard in the amount of $1,000,000. Mr. Cole-Hatchard currently serves on a part-time basis, and the Company has only three full-time employees in addition to its executive officers. The success of the Company is largely dependent upon its ability to hire and retain additional qualified management, marketing, technical, financial and other personnel, including a full-time President. Competition for qualified personnel is intense, and there can be no assurance that the Company will be able to hire or retain additional qualified personnel. Any inability to attract and retain qualified management and other personnel will have a material adverse effect on the Company. See "Business -- Employees" and "Management."


     Broad Discretion in Application of Proceeds; Benefits to Related
Parties. Approximately $951,500 (24.4%) of the estimated net proceeds of this offering has been allocated to working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. The Company also intends to use $163,537, $141,800 and $126,800, respectively, of the net proceeds of this offering to repay outstanding principal amount of indebtedness to Messrs. Char, Feinberg and Cole-Hatchard. Additionally, a portion of the proceeds of this offering allocated to working capital may be used to pay the salaries of executive officers (which is anticipated to be approximately $320,000 during the twelve months following this offering) to the extent operating cash flow is insufficient for such purpose. See "Use of Proceeds" and "Certain Transactions."


     Control by Current Stockholders. Upon consummation of this offering, the Company's current stockholders will beneficially own, in the aggregate, approximately 62.4% of the outstanding shares of Common Stock (assuming no exercise of the Warrants). Accordingly, such persons, acting together, will be in a position to control the Company, elect all of the Company's directors, cause an increase in the authorized capital or the dissolution, merger or sale of the assets of the Company, and generally to direct the affairs of the Company. See "Management" and "Principal Stockholders."


     No Dividends. To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay dividends on the Common Stock in the foreseeable future. See "Description of Securities -- Dividend Policy."


     Limitation on Liability. The Company's Certificate of Incorporation includes provisions to limit, to the full extent permitted by Delaware Law, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. As a result of such provisions in the Certificate of Incorporation, stockholders may be unable to recover damages against the directors of the Company for actions taken by them which constitute negligence, gross negligence or a violation of certain of their fiduciary duties, which may reduce the likelihood of stockholders instituting derivative litigation against directors and may discourage or deter stockholders from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders. See "Management -- Indemnification of Directors and Officers."


     Immediate and Substantial Dilution. This offering involves an immediate and substantial dilution of $3.54 per share (70.8%) between the net tangible book value per share after the offering and the initial public offering price per share. See "Dilution."

     Shares Eligible for Future Sale. Upon consummation of this offering, the Company will have 2,660,000 shares of Common Stock outstanding (assuming no exercise of the Warrants or outstanding options), of which the 1,000,000 shares of Common Stock offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). All of the remaining 1,660,000 shares of Common Stock outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act and will become eligible for sale, pursuant to Rule 144, on various dates commencing February 1998, subject to the contractual restrictions described below. The holders of all of such shares, other than 320,000 shares held by Michael Char and 200,000 shares issued in connection with a private placement in May 1997, have agreed not to sell such shares for a period of twelve months from the date of this Prospectus without the Underwriter's prior written consent. The holders of 200,000 shares issued in the private placement have agreed not to sell such shares for a period of six months from the date of this Prospectus. The Company has granted certain demand and "piggy-back" registration rights to the Underwriter with respect to the securities issuable upon exercise of the Underwriter's Warrants. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale" and "Underwriting."

     No Assurance of Public Market; Arbitrary Offering Price; Possible Volatility of Market Price of Common Stock and Warrants; Underwriter's Potential Influence on the Market. Prior to this offering, there has been no public trading market for the Common Stock or Warrants. There can be no assurance that a regular trading market for the Common Stock or Warrants will develop after this offering or that, if developed, it will be sustained. Moreover, the initial public offering prices of the Common Stock and the Warrants and the exercise price of the Warrants have been determined by negotiations between the Company and the Underwriter and, as such, are arbitrary in that they do not necessarily bear any relationship to the assets, book value or potential earnings of the Company or any other recognized criteria of value and may not be indicative of the prices that may prevail in the public market. The market prices of the Company's securities following this offering may be highly volatile. Factors such as the Company's operating results and announcements by the Company or its competitors may have a significant impact on the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. Although it has no obligation to do so, the Underwriter intends to make a market in the Common Stock and Warrants and may otherwise effect transactions in the Common Stock and Warrants. If the Underwriter makes a market in the Common Stock or Warrants, such activities may exert a dominating influence on the market and such activity may be discontinued at any time. The prices and liquidity of the Common Stock and Warrants may be significantly affected to the extent, if any, that the Underwriter participates in such market. See "Underwriting."

     Possible Delisting of Securities from Nasdaq System; Risks Relating to Low-Priced Stocks. It is currently anticipated that the Company's Common Stock and Warrants will be eligible for listing on Nasdaq upon the completion of this offering. In order to continue to be listed on Nasdaq, however, the Company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market makers and a minimum bid price of $1.00 per share; provided, however, that if the Company falls below such minimum bid price, it will remain eligible for continued inclusion on Nasdaq if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. Nasdaq has recently proposed new maintenance criteria which, if implemented, would eliminate the foregoing exception to the minimum bid price requirement and require, among other things, $2,000,000 in net tangible assets, $1,000,000 market value of the public float and adherence to certain corporate governance provisions. The failure to meet these maintenance criteria in the future may result in the delisting of the Company's securities from Nasdaq, and trading, if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share on the date the Company's securities were delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company's securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers in this offering to sell their securities of the Company in the secondary market.

     Potential Adverse Effect of Warrant Redemption. The Warrants are subject
to redemption by the Company at any time commencing on     , 1998, upon notice
of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% (currently $8.25, subject to adjustment) of the then effective exercise price of the Warrants and the Company obtains the written consent of the Underwriter to such redemption prior to the Call Date. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Redeemable Warrants."

     Possible Inability to Exercise Warrants. The Company intends to qualify the sale of the securities offered hereby in a limited number of states. Although certain exemptions in the securities laws of certain states might permit the Warrants to be transferred to purchasers in states other that those in which the Warrants were initially qualified, the Company will be prevented from issuing Common Stock in such states upon the exercise of the Warrants unless an exemption from qualification is available or unless the issuance of Common Stock upon exercise of the Warrants is qualified. The Company may decide not to seek or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants held by purchasers will expire and have no value if such Warrants cannot be sold. Accordingly, the market for the Warrants may be limited because of these restrictions. Further, a current prospectus covering the Common Stock issuable upon exercise of the Warrants must be in effect before the Company may accept Warrant exercises. There can be no assurance the Company will be able to have a prospectus in effect when this Prospectus is no longer current, notwithstanding the Company's commitment to use its best efforts to do so. See "Description of Securities -- Redeemable Warrants."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the securities offered hereby are estimated to be $3,893,500 ($4,477,525 if the Underwriter's over-allotment option is exercised in full). The Company expects to use the net proceeds during the twelve months following this offering approximately as follows:



                                                                               Approximate
                                                             Approximate       Percentage of
Application of Proceeds                                      Dollar Amount     Dollar Amount
-----------------------                                     ---------------   --------------
Acquisition of subscriber bases(1)   .....................     $1,250,000           32.1%
Establishment of additional POPs(2)  .....................        750,000           19.3
Marketing and advertising(3)   ...........................        500,000           12.8
Repayment of indebtedness(4)   ...........................        442,000           11.4
Working capital and general corporate purposes(5)   ......        951,500           24.4
                                                               -----------        ------
  Total  ............................................... .     $3,893,500          100.0%
                                                               ===========        ======

------------
(1) Represents anticipated costs to acquire subscriber bases. As of the date of this Prospectus, the Company has no plans, agreements, commitments, understandings or arrangements with respect to any such acquisition. See "Business -- Company Strategy."


(2) Represents anticipated costs associated with the establishment of up to twenty-four additional POPs, including the cost of equipment, telephone lines and initial rent, the cost of adding subscriber capacity to existing POPs and salaries for up to ten additional technical and support personnel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Plan of Operation."


(3) Includes costs associated with advertising in local newspapers and trade publications, fees for independent marketing consultants and the salaries for up to three marketing and sales personnel. See "Business -- Marketing and Sales."


(4) Represents aggregate amounts to be used to repay outstanding principal and estimated accrued interest through October 1, 1997 to Messrs. Char, Feinberg and Cole-Hatchard, principal stockholders of the Company. Approximately $375,000 of such indebtedness is repayable on the earlier of
    (i) the consummation of this offering or (ii) May 30, 1999 (May 1, 1998 in the case of $163,537 principal amount of indebtedness payable to Mr.
    Char), bears interest at the rate of 8% per annum and was incurred in connection with the Reorganization in May 1997. Included in such indebtedness is $21,737 and $35,000, respectively, of advances made to the Company by Messrs. Char and Cole-Hatchard to establish additional POPs. The balance of such indebtedness represents a $60,000 advance made by Mr. Cole-Hatchard in August 1997 for the purchase of network equipment, which bears interest at the rate of 9.25% per annum and is repayable on the earlier of (i) the consummation of this offering or (ii) May 1, 1999. See "Certain Transactions."


(5) Working capital may be used, among other things, to pay salaries of the Company's executive officers (which is anticipated to be approximately $320,000 during the twelve months following the offering), rent, trade payables, professional fees and other operating expenses.


     If the Underwriter exercises its over-allotment option in full, the Company will realize additional net proceeds of $584,025, which will be added to the Company's working capital.


     Based on currently proposed plans and assumptions relating to the implementation of its business plans, the Company believes that the proceeds of this offering will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this offering otherwise prove to be insufficient to implement its business plans, the Company may find it necessary or desirable to reallocate a portion of the proceeds within the above described categories, use proceeds for other purposes, seek additional financing or curtail its operations. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all.

     Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.


                                   DILUTION

     The difference between the initial public offering price per share of Common Stock and the net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share of Common Stock is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding.

     As of May 31, 1997, the Company had a negative net tangible book value of ($35,026) or ($.02) per share of Common Stock. After giving effect to the sale of the securities offered hereby (less underwriting discounts and commissions and estimated expenses of this offering), the pro forma net tangible book value of the Company as of May 31, 1997 would have been $3,886,474 or $1.46 per share, representing an immediate increase in net tangible book value of $1.48 per share of Common Stock to existing stockholders and an immediate dilution of $3.54 per share to new investors. The following table illustrates this dilution to new investors on a per share basis:


Initial public offering price    .................................                $5.00
      Net tangible book value before offering   ..................    ($ .02)
      Increase attributable to investors in this offering   ......      1.48
                                                                       ------
Net tangible book value after offering    ........................                 1.46
                                                                                  ------
Dilution to new investors  .......................................                $3.54
                                                                                  ======

     The following table sets forth, with respect to existing stockholders and new investors in this offering, a comparison of the number of shares of Common Stock issued by the Company, the percentage of ownership of such shares, the total cash consideration paid, the percentage of total cash consideration paid and the average price per share.



                                    Shares Purchased       Total Cash Consideration
                                 -----------------------   ------------------------
                                                                                      Average
                                                                                       Price
                                  Number       Percent      Amount        Percent     Per Share
                                 -----------   ---------   ------------   ---------   ----------
Existing stockholders   ......   1,660,000        62.4%      $  414,600       7.7%     $ .25
New Investors  ...............   1,000,000        37.6       $5,000,000      92.3       5.00
                                 ---------      ------      -----------    ------
  Total    ................. .   2,660,000       100.0%      $5,414,600     100.0%
                                 =========      ======      ===========    ======

     The above tables assume no exercise of the Underwriter's over-allotment option. If such option is exercised in full, the new investors will have paid $5,750,000 for 1,150,000 shares of Common Stock, representing approximately 93.3% of the total consideration for 40.9% of the total number of shares of Common Stock outstanding.

     The above tables assume no exercise of outstanding stock options or warrants. As of the date of this Prospectus, there are outstanding stock options to purchase an aggregate of 260,000 shares of Common Stock at an exercise price of $2.00 per share. To the extent that stock options are exercised, there will be further dilution to new investors. See "Management -- 1997 Stock Option Plan," "Description of Securities" and "Underwriting."

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of May 31, 1997, on an actual basis, and as adjusted to give effect to the sale of the securities offered hereby and the anticipated application of the estimated net proceeds therefrom:



                                                                    May 31, 1997
                                                            ----------------------------
                                                              Actual        As Adjusted
                                                            -------------   ------------
Short term debt   .......................................     $ 372,137      $       --
                                                              ==========     ==========
Stockholders' equity (deficit):
   Preferred Stock, $.01 par value, 1,000,000 shares
    authorized, no shares issued and outstanding   ......     $      --      $       --
   Common stock, $.01 par value, 10,000,000 shares
    authorized, 1,660,000 shares outstanding, 2,660,000
    as adjusted(1)   ....................................        16,600          26,600
   Additional paid-in-capital    ........................       295,000       4,178,500
   Stock subscriptions receivable   .....................        (5,000)         (5,000)
   Accumulated deficit  .................................      (313,626)       (313,626)
                                                              ----------     ----------
Total stockholders' equity (deficit)   ..................        (7,026)      3,886,474
                                                              ----------     ----------
Total capitalization    .................................    ($   7,026)     $3,886,474
                                                              ==========     ==========

(1) Does not include (i) 500,000 shares of Common Stock reserved for issuance upon exercise of the Warrants; (ii) an aggregate of 150,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein; (iii) 260,000 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Plan; and (iv) 240,000 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Plan. See "Management -- 1997 Stock Option Plan," and "Underwriting."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS


Overview

     The Company was organized in February 1997 as successor to the business of the Predecessor Companies and is in an early stage of development. The Company's financial statements include the accounts of the Company and the Predecessor Companies.

     The Company's revenues are derived primarily from providing Internet access services to individuals and to a lesser extent to business subscribers. Revenues are comprised principally of recurring revenues from the Company's customer base, non-recurring start-up fees for X2 56K and leased line connections and from various ancillary services. The Company charges subscription fees which are billed monthly or quarterly, in advance, typically pursuant to pre-authorized credit card accounts. For the five months ended May 31, 1997, sales to individuals accounted for approximately 81.5% of the Company's revenues. The Company's subscribers do not incur hourly usage fees.

     Monthly subscription service revenue is recognized over the period in which services are provided. Service revenues derived from dedicated access services, which require the use of Company provided installation of equipment at a subscriber's location, are recognized when the service is commenced. Fee revenues for ancillary services are recognized as services are performed.

     The Company has not yet generated any meaningful revenues, and will not generate any meaningful revenues until after the Company establishes additional POPs and attracts and retains a significant number of subscribers, which the Company does not anticipate will occur until several months following the consummation of this offering, if at all. For the period from May 1, 1995 (inception) to May 31, 1997, the Company incurred a cumulative net loss of approximately $313,626 (after giving effect to non-recurring compensation expense of $205,000). Since May 31, 1997, the Company has incurred losses and anticipates that it will continue to incur significant losses until, at the earliest, the Company generates sufficient revenues to offset the substantial up-front expenditures and operating costs associated with establishing additional POPs and attracting and retaining a significant subscriber base. There can be no assurance that the Company will be able to attract and retain a sufficient number of subscribers to generate meaningful revenues or achieve profitable operations.

     The Company's operating results will be significantly affected by subscriber attrition rates. Subscribers may discontinue service without penalty at any time, and there can be no assurance that subscribers will continue to purchase services from the Company or that the Company will not be subject to significant subscriber attrition. The Company has historically experienced a subscriber attrition rate of less than 20%. Significant levels of subscriber attrition in the future would have a material adverse effect on the Company's operating results.

     Acceleration in the growth of the Company's subscriber base or changes in usage patterns among subscribers may increase operating costs. Acceleration in the growth of the subscriber base could require the Company to hire additional personnel and increase the Company's expenses related to marketing, network infrastructure and customer support sooner than anticipated. An increase in peak time usage or an overall increase in usage by subscribers could adversely affect the Company's ability to consistently meet the demand for its access services. As a result, the Company may be required to hire additional personnel and increase expenses related to network infrastructure capacity with minimal corresponding increases in revenue on a per subscriber basis.


Plan of Operation

     The Company's proposed plan of operation and prospects will be largely dependent upon the Company's ability to successfully establish and equip additional POPs on a timely and cost effective basis; hire and retain skilled management, technical, marketing and other personnel; and attract and retain significant numbers of subscribers.

     The Company's telecommunications network is currently comprised of leased high-speed data lines and ten POPs. Pursuant to its currently proposed plan of operation, the Company will seek to establish up to twenty-four additional POPs during the twelve months following the consummation of this offering. The number of POPs will be dependent upon, among other things, market acceptance and demand in target geographic markets and the technical effectiveness of alternative delivery technologies. Certain new network services known as "display virtual private networks" may permit the Company to establish a presence in particular geographic markets without establishing additional POPs by permitting the Company to connect its existing POPs to such networks. See "Business--Network Infrastructure."


     The Company anticipates that the average cost to acquire and install equipment (consisting of a router, access server and communications hub) and telephone lines in each POP will be approximately $13,000. The Company expects to expand the capacity of its network through POP expansion at existing locations. The Company's POPs, as initially configured, accommodate up to approximately 160 subscribers. The Company expects that the average cost to upgrade a POP to accommodate each additional 160 subscribers will be approximately $8,500. The Company's existing network configuration has capacity for up to approximately 3,000 subscribers.

     The Company currently has three full-time employees in addition to its executive officers. Depending upon the level of its business activity, the Company anticipates that it will use a portion of the proceeds of this offering to hire up to three additional employees over the next twelve months to market the Company's access services to potential subscribers. The Company also intends to hire up to ten additional technical and support personnel during the twelve months following the offering.

Results of Operations

     The Company commenced operations in late 1995 and established four POPs during 1996. The Company had approximately 700 subscribers at December 31, 1996. Revenues for the five months ended May 31, 1997 were $110,566, compared to $16,234 for the prior comparable period. The increase was primarily attributable to "dial-up" customer growth at the Company's Nyack and Goshen, New York POPs. At May 31, 1997 and May 31, 1996, the Company had ten and two POPs, respectively. The Company had approximately 1,100 and 200 subscribers, respectively, at May 31, 1997 and May 31, 1996. For the five months ended May 31, 1997, the Company's Nyack and Goshen, New York POPs accounted for approximately 92.5% of the Company's revenues. Six POPs were established in April and May 1997. Such POPs have not yet contributed significantly to revenue growth.

     Cost of revenues for 1996 were $67,582, or approximately 68.5% of revenues, approximately $42,000 of which related to communications expense for the installation of customer dial-up lines and high speed T-1 line access to the Internet. Cost of revenues for the five months ended May 31, 1997 were $67,707, or approximately 61.2% of revenues, as compared to $14,831, or 91.4%, for the prior comparable period. The increase in cost of revenues was due to communications expense, depreciation and personnel costs for maintaining equipment and were directly related to volume increases in revenue. The Company expects these costs to increase in absolute dollars as additional POPs are established.

     Operating expenses for 1996 were $81,220, or 82.3% of revenues, approximately $40,400 of which related to advertising and payroll. Operating expenses for the five months ended May 31, 1997 (excluding a non-recurring non-cash charge of $205,000) were $85,680 or 77.5% of revenues, compared to $29,327 or 181% of revenues, for the five months ended May 31, 1996. The increase in operating expenses was attributable to payroll, rent and professional fees. Payroll increases were directly related to volume increases in revenues. Rent increases were attributable to the addition of new POPs and the establishment of larger administrative space. Management anticipates future increases in operating expenses for advertising, rent, payroll, depreciation and professional fees.

     Interest expense for the five months ended May 31, 1997 was $3,174 or 2.9% of revenues, as compared to $907, or 5.6% of revenues for the prior comparable period. Interest expense relates primarily to financing the purchase of computer hardware. Interest expense for the year ended December 31, 1996 was $6,677.

     For the year ended December 31, 1996 and the five months ended May 31, 1996 and May 31, 1997, the Company incurred net losses of $54,206, $25,551 and $251,495, respectively.

Liquidity and Capital Resources

     The Company's primary capital requirements have been and will continue to be to fund the purchase and installation of network equipment at its POPs, as well as for working capital, including the salaries of executive and other personnel. To date, the Company has financed its capital requirements through the issuance of debt and equity securities. At May 31, 1997, the Company had a working capital deficit of $82,954.

     In May 1997, the Company consummated a private placement pursuant to which it issued 200,000 shares of Common Stock and received proceeds of $400,000. The proceeds were used primarily for the purchase of network equipment, salaries and expenses in connection with this offering. See "Certain Transactions."

     In May 1997, the Company effected the Reorganization, pursuant to which it issued promissory notes in the amounts of $141,800, $163,537 and $66,800, respectively, to Messrs. Feinberg, Char and Cole-Hatchard, principal stockholders of the Company. Such indebtedness bears interest at the rate of 8% per annum and is repayable on the earlier of (i) the consummation of this offering or (ii) May 30, 1999 (May 1, 1998 in the case of indebtedness owed to Mr. Char). The Company intends to use a portion of the proceeds of this offering to repay the entire principal amount of and accrued interest on such indebtedness. See "Certain Transactions."

     In August 1997, the Company borrowed $60,000 from Mr. Cole-Hatchard. Such indebtedness bears interest at the rate of 9.25% per annum and is repayable on the earlier of (i) the consummation of this offering or (ii) May 1, 1999. The Company intends to use a portion of the proceeds of this offering to repay such indebtedness. See "Certain Transactions."

     The capital requirements relating to implementation of the Company's business plan will be significant. During the twelve months following the consummation of this offering, the Company intends to purchase computer equipment in connection with the establishment of additional POPs, upgrade its existing POPs and hire additional technical and support personnel. Other than as described above, as of the date of this Prospectus, the Company has no material commitments for capital expenditures.

     The Company is dependent on the proceeds of this offering or other financing in order to fully implement its proposed plan of operation. Based on currently proposed plans and assumptions relating to the implementation of its business plans (including the timetable of, and costs associated with, establishing additional POPs), the Company believes that the proceeds of this offering will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this offering prove to be insufficient to implement its business plans, the Company would be required to seek additional financing sooner than currently anticipated. There can be no assurance that the proceeds in this offering will be sufficient to permit the Company to implement its proposed business plan or that any assumptions relating to the implementation of such plan will prove to be accurate. To the extent that the proceeds of this offering are not sufficient to enable the Company to generate meaningful revenues or achieve profitable operations, the inability to obtain additional financing will have a material adverse effect on the Company. There can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all.

                                   BUSINESS

     The Company is an Internet service provider that offers "dial-up" Internet access primarily to individual subscribers. The Company provides subscribers with direct access to a wide range of Internet applications and resources, including electronic mail, world wide web sites and regional and local information and data services. The Company believes that its low subscriber to modem ratio, its technical and customer support and ancillary services position the Company to capitalize on the emerging and expanding markets for Internet services.


Market Trends

     In recent years, the Internet has experienced a rapid increase in the number of users. Industry sources estimate that the number of online households in the United States was approximately 9.6 million at the end of 1995, 13.6 million at the end of 1996, and project that the number of online households will exceed 35.2 million by the year 2000. The Company believes that the following key trends will contribute favorably to expected continued popularity of the Internet:

   o Continuing Penetration of Computers and Modems in the Home: An increasing percentage of computer owners also own modems, which are now pre-installed in a growing number of new computers. According to Software Publishers Association, more than 33.9 million or 34% of households in the United States owned a personal computer at the end of 1995, of which approximately 70% also owned a modem. The Company believes that this growth is accompanied by increasing use of computers for communications such as facsimile transmissions and electronic mail.

   o Growth of the Informational, Entertainment and Commercial Applications of the Internet: Use of the Internet has grown rapidly since its commercialization in the early 1990s. An increasing number of servers and websites are being connected to the Internet, making available text, graphics, audio and video information which may be accessed by consumers. Through an Internet connection, users can access commercial, educational and governmental databases, entertainment software, photographs and videos, newspapers, magazines, library card catalogs, industry newsletters, weather updates and other information. Traditional and emerging Internet applications, including electronic mail, the World Wide Web and USENET news groups, are also increasing in popularity.

   o Increasing Availability of User-friendly Navigational Tools: Internet use is also being promoted by the development of software tools that simplify access to the Internet's applications and resources. As users become more familiar with the Internet and the Internet increasingly becomes a medium for entertainment and personal communication, the Company believes that demand by individuals for competitively priced, direct, high speed access to personal home pages, interactive multimedia games and entertainment will continue to grow.


Company Strategy

     The Company's objective is to expand its network of POPs rapidly in selected geographic markets. The Company's strategy is to aggressively build its subscriber base by:

   Providing Internet Access to Individuals. The Company is primarily focused on providing access services to individual subscribers, one of the fastest growing segments of the Internet market. The Company seeks to establish brand identity by offering high speed access service and highly responsive customer support. The Company believes that its low subscriber to modem ratio helps prevent busy signals which is attractive to subscribers. The Company also offers Internet access to business and other commercial users, many of which often require access to a dedicated Internet connection to maintain a competitive position.

   Offering Competitive Pricing. The Company has established a simple pricing structure of charging subscribers a flat monthly fee of $19.95 for unlimited access. The Company believes that this structure encourages usage by eliminating subscribers' concern about incurring significant hourly charges, which may increase subscriber retention rates. The Company believes that its pricing structure will help attract new subscribers and facilitate continued market penetration. The Company also intends to implement alternative price plans, permitting subscribers and customers to select hourly or other special billing features.

   Continuing Network Expansion. The Company is aggressively expanding its high speed, digital network. The Company believes that rapid expansion is necessary to build its subscriber base and to promote regional brand name recognition. The Company plans to augment the capacity of existing POPs to satisfy increased subscriber demand. The Company currently supports 14.4,
   28.8 and 36.6 Kbps modems at each of its POPs and has introduced X2 56K and ISDN technologies into its network for dial-up accounts. The Company continually evaluates alternative technologies, including satellite television delivery systems and cable modems.

   Targeting Suburban Markets. The Company intends to target suburban markets with attractive demographic characteristics similar to the Company's existing POPs. To achieve its goal, the Company will seek to cluster POPs for operational efficiency and to share certain marketing, financial, customer service and management personnel. By targeting suburban markets which will initially be subject to less intensive competition than in large metropolitan areas, the Company believes it will be able to avoid competition from large Internet service providers. The Company will also seek to capitalize a demand for Internet access by offering subscriber service which combines the capabilities typically provided by large companies with the flexibility and responsiveness of a small Internet service provider.

   Pursuing Selective Acquisitions. Consistent with its strategy, the Company intends to pursue opportunities by making selective acquisitions of subscriber bases which the Company believes will enhance its prospects and maximize revenues. The Company believes that it operates in a highly fragmented segment of the Internet connectivity industry and that selective acquisitions will enhance penetration in new and existing markets.

     The Company's strategy and future marketing plans are subject to change as a result of a number of factors, including progress or delays in the Company's expansion efforts, changes in market conditions, the nature of possible acquisitions which may become available to it in the future and technological and competitive factors. There can be no assurance that the Company will be able to successfully implement its business strategy or otherwise successfully expand its operations.

Internet Services

     The Company provides a variety of competitively priced Internet access services. The Company's primary focus is on individuals who connect to the Internet via a modem (referred to as "dial-up" accounts). Dial-up subscribers can access the Internet by calling the Company's local POPs. The Company bills its subscribers on a monthly or quarterly basis, in advance, typically through pre-authorized credit card accounts.

   Dial-Up Accounts: The Company believes that dial-up accounts present an attractive opportunity for growth. A user can quickly activate an account with the Company, obtain an Internet E-mail address, web space and establish automatic billing to the user's credit card. Subscriber accounts are priced at $19.95 per month for unlimited connections and $80 per month for an unlimited ISDN use account. There is no connect fee, except for a $20 start-up fee for X2 56K connections. Connections for ISDN services require the customer to obtain an ISDN line from the local telephone company. The Company's network supports connectivity software which utilizes standard communication protocols such as TCP/IP, which enable a user's computer to communicate with other computers over the Internet. As of the date of this Prospectus, the Company had 1,068 individual and 88 business accounts.

   Dedicated Access: The Company also offers high speed, high bandwidth dedicated leased lines principally for business users who desire to connect internal computer networks to the Internet, 24 hours a day, seven days a week. The Company offers leased line accounts to provide Internet services to businesses at various speeds, including X2 56K circuits, fractional T-1 and full T-1 lines, depending on the customer's needs. The Company provides its customers with dedicated leased lines and bills subscribers on a monthly basis through a consolidated bill (which includes the phone company's charges).

   Web Design and Hosting Services: Without incurring the expense of setting up and maintaining a web server, including in-house technical support to design and maintain a web site, a subscriber can rent space on a server for an Internet presence. The Company offers web site hosting services for a 24-hour interactive presence on the Internet. The Company's web servers connect directly to the Internet via high speed T-1 lines providing maximum bandwidth. This service includes domain name registration, 24-hour access, file upload and/or download capability, and statistical logs. The Company also offers web page design and development services and will seek to expand the scope of such services in the future.

   Co-Location Space: The Company provides a physical location at its facility for a customer to install equipment and connect directly to the Internet. This service provides customers with a low cost direct connection to the Company's router. The Company provides this service under maintenance agreements with pricing determined by the amount of space occupied.


Subscriber Applications

     The Company provides its subscribers with access to the full range of available Internet applications, including:

   Electronic Mail: E-mail is an Internet application by which an Internet user can exchange messages with any other user who has an E-mail address. Messages can be sent almost instantly to designated individuals or groups on a mailing list.

   World Wide Web: The World Wide Web is a browsing and searching system comprised of thousands of computer servers, referred to as home pages, each linked by a special communications protocol. This open protocol allows Internet users to view and access text, graphics, digital video and audio resident on a home page or to connect instantaneously to related and linked information on the same server or other home pages. Since the Internet is an open system, any company can create a home page on the World Wide Web in order to provide users with product or service information. Users can then solicit more information and, in some cases, make purchases electronically. Browsers such as Netscape, Mosaic and Microsoft Explorer, which incorporates its own World Wide Web browser, have helped contribute to the rapid growth of the World Wide Web. The Company expects the World Wide Web to continue to grow rapidly as more businesses and consumers become aware of the advantages of communications on the Internet. As part of its service, the Company provides each subscriber with one megabyte of web space on the Company's World Wide Web servers.

   USENET News Groups: USENET is a network of thousands of computers attached to the Internet that provide forums, or news groups, that allow users to exchange information on a variety of topics of shared interest. Internet users can seek or provide information on diverse topics ranging from sports or other hobbies, to job opportunities, to restaurant and travel suggestions.

   Databases and Public Domain Software: An increasing number of host computers are being connected to the Internet, which make available growing amounts of text, graphics, audio and video information and public domain software. For example, with an Internet connection, a user can access commercial, educational and government databases, newspapers, magazines, library card catalogs, industry newsletters, weather updates, and other information.

   File Transfer Protocol: The Internet can be easily used to move electronic files (including data, programs or text) from one computer to another. This can be very useful for parties in separate locations that collaborate on data files. Data transferred over the Internet remains in digital format and does not need to be re-entered by a receiving party; it can be manipulated and then re-transmitted to other Internet users.


Network Infrastructure

     The Company's operations will depend upon the capacity, reliability and security of its network infrastructure. The Company currently has limited network capacity and will be required to continually expand its network infrastructure to accommodate significant numbers of users and increasing amounts of information they may wish to access. Expansion of the Company's network infrastructure will require significant financial, operational and management resources.

     The Company maintains a telecommunications infrastructure that enables it to provide digital Internet connectivity services to its subscribers. The Company's network of POPs gives subscribers access to the Internet by means of a local telephone call. The Company's network is currently comprised of multiple T-1 lines which are connected directly to seven of the Company's POPs (three of the Company's POPs are connected via T-1 to the Company's Nyack, New York facility).

     The Company closely monitors data traffic on its network and expects to expand the capacity of its network by the addition of POPs and POP expansion at existing locations as demand increases. POPs are monitored by management software at the Company's computer facilities in Nyack and Pearl River, New York. In order to build its subscriber base, the Company intends to continue to expand the number of its POPs. As of the date of this Prospectus, the Company had a total of ten POP locations in suburban areas servicing Rockland, Orange, Dutchess, Sullivan, Putnam, Ulster and Westchester counties in New York and Bergen County in New Jersey. The Company intends to continue its expansion of POPs in the greater New York metropolitan area, including in Morris and Passaic counties in New Jersey and New Haven and Fairfield counties in Connecticut.

     The number of POPs will be dependent upon, among other things, market acceptance and demand in target geographic markets and the technical effectiveness of alternative delivery technologies. Certain new network services known as "display virtual private networks" may permit the Company to establish a presence in particular geographic markets without establishing additional POPs by permitting the Company to connect its existing POPs to such networks.

     The Company maintains a telecommunications center at its Nyack facility and Pearl River headquarters. Through these centers, the Company's technical staff constantly monitors network utilization and security, including equipment at individual POPs to ensure reliable Internet connectivity service. The Company is subject to significant risks from a natural disaster or other unanticipated event at these sites, and any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company. The Company currently maintains $1,000,000 of general liability insurance which includes coverage for business interruption and property damage. The Company plans to connect all of its POPs to its Pearl River facility in the future.


Internet Access Providers and Suppliers

     The Company currently relies on a sole supplier to provide Internet access via leased telecommunications lines on a cost-effective and continuous basis. The Company has not entered into an interconnect agreement with such supplier. Although the Company believes that it currently has sufficient access to telecommunications networks on favorable terms and believes that its relationship with such supplier is satisfactory, any increase in rates charged by such supplier would materially adversely affect the Company's operating margins. Failure to obtain continuing access to such networks would also have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations.

     The Company also is dependent on third-party manufacturers of hardware components. Certain components used by the Company in providing its networking services are acquired from only one source, including high performance routers manufactured by Cisco Systems, Inc. and remote access servers manufactured by U.S. Robotics, Inc. The Company has not entered into agreements with any equipment manufacturer and purchases equipment components pursuant to purchase orders placed from time to time in the ordinary course of business. Although the Company believes that network equipment is currently available from numerous sources, failure by manufacturers to deliver quality products on a timely basis or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect the Company's business and limit the Company's ability to expand its operations.


Marketing and Sales

     The Company's primary focus is on providing Internet services to individuals who subscribe to the Company's dial-up service. The Company currently sells its Internet access services through its executive officers responding to inbound calls and E-mail, largely generated by referrals from other subscribers. The Company anticipates that it will hire up to three sales personnel during the twelve months following this offering to market the Company's services and respond to subscription inquiries.


     The Company is seeking to build its regional brand identity. The Company engages in marketing and advertising activities, including advertising of its services in specialty and regional publications, and participates in computer trade shows. The Company also engages in various local promotional programs, primarily to support newly opened POPs. The Company recently retained the services of a marketing and advertising firm in order to develop a sales and marketing program to complement the Company's planned expansion activities. The agreement provides for payments of $1,500 per month and may be terminated upon 90 days' notice.

Customer Support

     The Company believes that it is important to provide prompt and effective assistance to its subscribers and customers. The Company provides network monitoring and emergency subscriber assistance services 24 hours a day, seven days a week. The Company provides regular support and technical assistance 12 hours per day Monday through Friday and 8 hours on Saturdays and Sundays. The Company's two support personnel respond to telephone inquiries, and are dedicated to responding to E-mail inquiries. The Company intends to increase the number of its technical and customer support staff by hiring up to ten additional persons over the next twelve months. There can be no assurance, however, that the Company's customer support resources will be sufficient to manage any expansion in the Company's subscriber base. Any failure to adequately match customer support resources to projected increases in subscribers could adversely affect the Company.


Competition

     The market for Internet access services is highly competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully will be significantly affected by numerous factors, including price, ease of use, reliability, customer support, geographic coverage and industry and general economic trends (particularly unfavorable economic conditions adversely affecting consumer discretionary spending). The Company's competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company, including (i) international, national and regional commercial Internet service providers, such as Performance Systems International, Inc., Bolt Beranek & Newman, Inc. and UUNET Technologies, Inc. ("UUNET"); (ii) established on-line services companies that currently offer Internet access, such as America Online, Inc. ("AOL"), CompuServe Incorporated, Prodigy Services Company, Earthlink, and Delphi Internet Services; (iii) computer hardware and software and other technology companies, such as IBM and Microsoft Corp. ("Microsoft"); (iv) national long distance carriers, such as AT&T Corp., MCI Communications Corp. and Sprint Corp.; (v) regional telephone companies; and
(vi) cable operators, such as Tele-Communications, Inc.

     New competitors, including large computer hardware and software, media, cable and telecommunications companies, have increased their focus on the Internet access market, resulting in even greater competition for the Company. Increased competition has resulted and could continue to result in significant price competition, which in turn could result in significant reductions in the average selling price of the Company's services. In addition, increased competition for new subscribers could result in increased sales and marketing expenses and related subscriber acquisition costs, which could materially adversely affect the Company's potential profitability. There can be no assurance that the Company will be able to offset the effects of any such competition or resulting price reductions through an increase in the number of its subscribers, higher revenue from enhanced services or cost reductions or that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

     Most of the established on-line services companies and telecommunications companies currently offer Internet access. In addition, new competitors, including large computer hardware and software, media and telecommunications companies, have increased their focus on the Internet access market, resulting in even greater competition for the Company. In particular, Microsoft has introduced an Internet access solution, including front-end software and an on-line service, called "Microsoft Network." The application software for this on-line service is bundled with Microsoft's Windows 95 operating system, which may give the service a significant advantage over other on-line and Internet services. Microsoft has undertaken a strategic alliance with UUNET that provides Microsoft customers access to the Internet through UUNET's POPs. Microsoft has also purchased an interest in Comcast, a leading cable operator, to converge software and cable networks to deliver Internet access. In addition, IBM's most recent version of its OS/2 operating system software includes Internet utilities, and IBM offers Internet access through its own private communications network. AOL is offering direct Internet access. The ability of these competitors or others to bundle services and products with Internet connectivity services could place the Company at a significant competitive disadvantage.

     The market for Internet access is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new software and service introductions. There can be no assurance that the

Company can successfully identify new product and service opportunities as they arise and develop and bring new products and services to market in a timely manner or that software, services or technologies developed by others will not render the Company's services or technologies noncompetitive, obsolete or less marketable. The Company currently does not have any proprietary applications software.


Employees

     As of July 31, 1997, the Company had three full-time employees in addition to its executive officers. Of such employees, two are engaged in customer support and one in accounting. The Company also engages part-time employees. None of the Company's employees is represented by a union. The Company considers its employee relations to be good.


Properties

     The Company's executive offices are located in Pearl River, New York, where the Company leases approximately 5,525 square feet under a lease that expires in June 2002. The annual rental is $96,000. The Company also leases space (typically, less that 100 square feet) in various geographic locations to house the telecommunications equipment for each of its POPs. Leased facilities for POPs have various expiration dates ranging from November 1997 through April 2002. Aggregate annual rentals for POPs are approximately $28,000 over the next twelve months. The Company does not anticipate difficulties in obtaining future leased space for its POPs.


Legal Proceedings

     In June 1997, Michael Char, a founder, principal stockholder and former officer and director of the Company, indicated that he disagreed with other members of management with respect to various business matters. The Company has been unsuccessful in resolving such disagreements or in negotiating a settlement with Mr. Char and, after a prolonged absence, in August 1997, the Company removed Mr. Char as a director and terminated his employment. While the Company does not believe that Mr. Char has any meritorious claims against the Company or members of management, there can be no assurance that Mr. Char will not institute an action against the Company seeking substantial damages. Any such claims, with or without merit, can be time consuming, costly and difficult to defend and, if successful, could have a material adverse effect on the Company.

                                  MANAGEMENT

     The directors and executive officers of the Company are as follows:



Name                                Age     Position
----                               -----    --------
Stephen J. Cole-Hatchard   ......   39      Chairman of the Board, Chief Executive Officer and
                                            President
Nicko Feinberg    ...............   26      Chief Information Officer, Vice President of Technology
                                            and Director
Peter Morris   ..................   39      Chief Financial Officer, Vice President and Director
Michael Olbermann    ............   41      Vice President of Business Development and Director

     Stephen J. Cole-Hatchard has been Chairman, Chief Executive Officer and President of the Company since August 1997. Mr. Cole-Hatchard was Vice President of Finance of the Company from February 1997 to August 1997 and has been a director of the Company since February 1997. Mr. Cole-Hatchard currently serves in these capacities on a part-time basis devoting approximately thirty hours a week of his business time to the Company's affairs. Mr. Cole-Hatchard has been a director and executive officer of Hudson Technologies, Inc., a publicly-traded company engaged in providing refrigerant management services, since January 1993. Mr. Cole-Hatchard is a member of the bar of the State of New York and is employed as a detective with the Clarkstown, New York Police Department, Legal Division.

     Nicko Feinberg has been a director and Vice President of Technology of the Company since November 1996 and Chief Information Officer since August 1997. From April 1994 to October 1996, Mr. Feinberg was a Sales Manager and, from April 1991 to April 1994, a Sales Account Executive for Microage Computer Outlet, Inc., a company engaged in computer sales and training. From September 1989 to March 1991, Mr. Feinberg owned and operated Creative Images, Inc., a pre-press service bureau. Creative Images, Inc. filed for protection under Chapter 7 of the United States Bankruptcy Code in 1991.

     Peter Morris has been Chief Financial Officer, Vice President and a director of the Company since June 1997. From April 1986 to June 1997, Mr. Morris was Vice President and Controller of Georgette Klinger, Inc., a company engaged in providing cosmetic services. Mr. Morris is a New York State Certified Public Accountant.

     Michael Olbermann has been Vice President of Business Development and a director of the Company since February 1997. Mr. Olbermann has owned and operated Rock House Construction Co., Inc., a company engaged in commercial and residential construction, since 1986.

     All directors hold office until the next annual meeting of stockholders for the ensuing year or until their successors have been duly elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

     The Company has agreed, for a period of three years from the effective date of this Prospectus, if so requested by the Underwriter, to recommend and use its best efforts to elect a designee of the Underwriter as a non-voting advisor to the Company's Board of Directors. The Underwriter has not yet exercised its right to designate such a person.

     The Company intends to obtain "key man" life insurance on the life of each of Nicko Feinberg and Stephen J. Cole-Hatchard in the amount of $1,000,000.


Executive Compensation

     The following table sets forth the compensation paid to Nicko Feinberg for the fiscal year ended December 31, 1996. No executive officer of the Company received aggregate compensation which exceeded $100,000 during such year.

Summary Compensation Table



                                                                                                           Long-Term
                                                                Annual Compensation                Compensation Awards($)(1)
                                                   ---------------------------------------------   --------------------------
                                                                                                                  Securities
                                                                                                   Restricted     Underlying
                                                                                Other Annual         Stock        Options/
Name and Principal Position               Year     Salary($)     Bonus ($)     Compensation($)       Award        SARs(#)
---------------------------------------   ------   -----------   -----------   -----------------   ------------   -----------
Nicko Feinberg, Vice President   ......   1996      $5,400         $--              $--               --             --

------------


(1) The Company did not have any long-term incentive or option plans during the fiscal year ended December 31, 1996.


Employment Agreements


     The Company has entered into three-year employment agreements with each of Messrs. Feinberg, Cole-Hatchard, Olbermann and Morris which provide for an annual base compensation of $88,000, $45,000, $90,000 and $95,000, respectively, and such bonuses as the Board of Directors may from time to time determine. The employment agreements provide for employment on a full-time basis (except for the Company's agreement with Mr. Cole-Hatchard) and contain a provision that the employee will not compete or engage in a business competitive with the current or anticipated business of the Company during the term of the employment agreement and for a period of two years thereafter (one year in the case of Mr. Morris).


Indemnification of Directors and Officers


     The Company's Certificate of Incorporation provides for the Company to indemnify each director and officer of the Company to the fullest extent permitted by the Delaware General Corporation Law. The foregoing provision may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders.


Liability Insurance


     The Company intends to procure and maintain a policy of insurance under which the directors and officers of the Company will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act.


1997 Stock Option Plan


     In February 1997, the Board of Directors and stockholders of the Company adopted the 1997 Stock Option Plan (the Plan ), pursuant to which 500,000 shares of Common Stock are reserved for issuance upon exercise of options. The Plan is designed to serve as an incentive for retaining qualified and competent employees, directors and consultants.


     The Company's Board of Directors, or a committee thereof, administers the Plan and is authorized, in its discretion, to grant options thereunder to all eligible employees of the Company, including officers and directors (whether or not employees) of, and consultants to, the Company. The Plan provides for the granting of both "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options. Options can be granted under the Plan on such terms and at such prices as determined by the Board of Directors, or a committee thereof, except that the per share exercise price of options will not be less than the fair market value of the Common Stock on the date of grant. In the case of an incentive stock option granted to a stockholder who owns stock of the Company possessing more than 10% of the total combined voting power of all classes of stock ("10% stockholder"), the per share exercise price will not be less than 110% of such fair market value. The aggregate fair market value (determined on the date of grant) of the shares covered by incentive stock options granted under the Plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

     Options granted under the Plan will be exercisable during the period or periods specified in each option agreement. Options granted under the Plan are not exercisable after the expiration of ten years from the date of grant (five years in the case of incentive stock options granted to a 10% stockholder) and are not transferable other than by will or by the laws of descent and distribution.

     As of the date of this Prospectus, the Company has granted options to purchase an aggregate of 260,000 shares of Common Stock (net of forfeitures) under the Plan at an exercise price of $2.00 per share. Of such options, options to purchase 40,000 shares were issued to each of Messrs. Feinberg, Cole-Hatchard and Olbermann, and options to purchase 30,000 shares were issued to Mr. Morris. Such options are exercisable as to one-third of the shares covered thereby on the first, second and third anniversary of the date of grant.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information, as of the date of this Prospectus (based on information obtained from the persons named below), relating to the beneficial ownership of shares of Common Stock by: (i) each person or entity who is known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company's directors; and (iii) all directors and executive officers of the Company as a group.



                                                                       Percentage of Shares
                                                                        Beneficially Owned
                                                                   ----------------------------
                                          Number of Shares
             Name of                        Beneficially           Before
        Beneficial Owner                      Owned(1)             Offering     After Offering
------------------------------------   -------------------------   ----------   ---------------
Nicko Feinberg    ..................             320,000             (19.3%          12.0%
Michael Char   .....................             320,000              19.3           12.0
Stephen J. Cole-Hatchard   .........             320,000             (19.3           12.0
Michael Olbermann    ...............             235,000             (14.2            8.8
Peter Morris   .....................              20,000 (4)           1.2              *
All directors and executive officers
 as a group (four persons)    ......             895,000             (53.9%          33.6%

------------

* Less than 1%

(1) The Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Does not include options to purchase 40,000 shares of Common Stock.

(3) Includes 180,000 shares held by the Cole-Hatchard Family Limited Partnership, of which Mr. Cole-Hatchard is the general partner. Does not include (i) options to purchase 40,000 shares of Common Stock and (ii) 25,000 shares held by Mr. Cole-Hatchard's mother and brother.

(4) Does not include options to purchase 30,000 shares of Common Stock.

(5) Does not include options to purchase 150,000 shares of Common Stock.

     Messrs. Char, Feinberg and Cole-Hatchard may be deemed to be "promoters" of the Company as such term is defined in federal securities laws.

                             CERTAIN TRANSACTIONS

     In February 1997, the Company issued 320,000 shares to each of Messrs. Char, Feinberg and Cole-Hatchard, and issued 235,000 and 20,000 shares, respectively, to Messrs. Olbermann and Morris, in each case in consideration of $.01 per share.

     During the year ended December 31, 1996, the Company borrowed $37,000 and $15,000, respectively, from Messrs. Char and Cole-Hatchard. In January 1997, the Company borrowed an additional $20,000 from Mr. Cole-Hatchard. Pursuant to the Reorganization, Messrs. Feinberg, Char and Cole-Hatchard exchanged their respective interests in the Predecessor Companies for promissory notes in the principal amounts of $141,800 $163,537 and $66,800, respectively (inclusive of previously outstanding indebtedness of $21,737 and $35,000, respectively, to Messrs. Char and Cole-Hatchard described above). All of such indebtedness bears interest at the rate of 8% per annum and is repayable upon the earlier of (i) the consummation of this offering or (ii) May 30, 1999 (May 1, 1998 in the case of indebtedness owed to Mr. Char). The Company intends to use a portion of the proceeds of this offering to repay such indebtedness.

     Mr. Cole-Hatchard's mother and brother purchased 15,000 shares and 10,000 shares, respectively, pursuant to the Company's private placement in May 1997.

     In August 1997, the Company borrowed $60,000 from Mr. Cole-Hatchard. Such indebtedness bears interest at the rate of 9.25% per annum (the rate at which Mr. Cole-Hatchard borrowed such funds from an institutional lender) and is repayable on the earlier of (i) the consummation of this offering or (ii) May 1, 1999. The Company intends to use a portion of the proceeds of this offering to repay such indebtedness.

                           DESCRIPTION OF SECURITIES



General


     The Company is authorized to issue 10,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus, there are 1,660,000 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.


Common Stock


     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued in exchange for the consideration set forth in this Prospectus, will be, fully paid and nonassessable.


Preferred Stock


     The Company is authorized to issue 1,000,000 shares of Preferred Stock from time to time in one or more series, in all cases ranking senior to the Common Stock with respect to payment of dividends and in the event of the liquidation, dissolution or winding-up of the Company. There are currently no shares of Preferred Stock outstanding. The Board has the power, without stockholder approval, to issue shares of one or more series of Preferred Stock, at any time, for such consideration and with such relative rights, privileges, preferences and other terms as the Board may determine (including, but not limited to, terms relating to dividend rates, redemption rates, liquidation preferences and voting, sinking fund and conversion or other rights). The rights and terms relating to any new series of Preferred Stock could adversely affect the voting power or other rights of the holders of the Common Stock or could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.


Redeemable Warrants


     Each Warrant offered hereby entitles the registered holder thereof (the "Warrant Holders") to purchase one share of Common Stock at a price of $5.50,
subject to adjustment in certain circumstances, at any time between      , 1998
and 5:00 p.m., Eastern Time, on      , 2002.


     The Warrants are redeemable by the Company at any time commencing      ,
1998, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% (currently $8.25, subject to adjustment) of the then effective exercise price of the Warrants and the Company obtains the written approval of the Underwriter to such redemption prior to the Call Date. The Warrant Holders shall have the right to exercise their Warrants until the close of business on the date fixed for redemption. The Warrants will be issued in registered form under a warrant agreement by and among the Company, Continental Stock Transfer and Trust Company, as warrant agent, and the Underwriter (the "Warrant Agreement"). The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at prices below the exercise price of the Warrants. Reference is made to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part) for a complete description of the terms and conditions therein (the description herein contained being qualified by reference thereto).


     The Warrants may be exercised upon surrender of the Warrant certificate during the exercise period at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the warrant agent for the number of Warrants being exercised. The Warrant Holders do not have the rights or privileges of holders of Common Stock.


     No Warrant will be exercisable unless at the time of exercise the Company has filed a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that it will be able to do so.


     No fractional shares will be issued upon exercise of the Warrants. However, if a Warrant Holder exercises all Warrants then owned of record by him, the Company will pay to such Warrant Holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.


Dividend Policy


     To date, the Company has not declared or paid any dividends on its Common Stock. The payment by the Company of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition, as well as other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain earnings, if any, for use in the Company's business operations.


Delaware Anti-Takeover Law


     Upon the consummation of this offering, the Company will be governed by the provisions of Section 203 of the DGCL. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.


Transfer Agent and Warrant Agent


     The transfer agent for the Common Stock and the warrant agent for the Warrants is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.


Reports to Stockholders


     The Company intends to file a registration statement with the Securities and Exchange Commission to register its Common Stock and Warrants under the provisions of Section 12(g) of the Exchange Act prior to the date of this Prospectus and has agreed with the Underwriter that it will use its best efforts to continue to maintain such registration. Such registration will require the Company to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this offering, the Company will have 2,660,000 shares of Common Stock outstanding (assuming no exercise of Warrants). All 1,000,000 shares of Common Stock being offered hereby will be immediately tradable without restriction or further registration under the Securities Act. The remaining 1,660,000 shares of Common Stock outstanding are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were acquired by the stockholders of the Company in transactions not involving a public offering, and, as such, may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act. The 1,660,000 restricted shares of Common Stock will become eligible for sale under Rule 144, subject to the volume limitations prescribed by the Rule and the contractual restrictions described below on various dates commencing February 1998.

     In general, under Rule 144 a person (or persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act), is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of
(i) 1% of the then outstanding Common Shares, or (ii) an amount equal to the average weekly trading volume in the Common Shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed an affiliate and has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume or other resale requirements.

     Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this Prospectus are entitled to sell such shares after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period.

     The Company's officers, directors and all of the Company's securityholders, other than Michael Char who holds 320,000 shares, and the holders of 200,000 shares purchased pursuant to the Company's private placement in May 1997, have agreed not to sell or otherwise dispose of any securities of the Company beneficially owned by them for a period of twelve months from the date of this Prospectus, without the prior written consent of the Underwriter. The holders of 200,000 shares issued in the private placement have agreed not to sell such shares for a period of six months from the date of this Prospectus.

     Prior to this offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that public sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Common Stock and the Warrants prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and the Warrants and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

                                 UNDERWRITING

     Rockefeller Securities Group, Inc. (the "Underwriter") has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase 1,000,000 shares of Common Stock and 500,000 Warrants from the Company. The Underwriter is committed to purchase and pay for all of the Common Stock and Warrants offered hereby if any of such securities are purchased. The Common Stock and Warrants are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions.

     The Underwriter has advised the Company that it proposes to offer the Common Stock and Warrants to the public at the public offering prices set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers, Inc.
(the "NASD") concessions, not in excess of $   per share of Common Stock and
$   per Warrant, of which not in excess of $   per share of Common Stock and
$   per Warrant may be reallowed to other dealers who are members of the NASD.

     The Company has granted to the Underwriter an option, exercisable for 45 days from the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock and/or 75,000 additional Warrants at the public offering prices set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriter may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock and/or Warrants offered hereby.

     The Company has agreed to pay the Underwriter a nonaccountable expense allowance of 3% of the gross proceeds of this offering, of which $40,000 has been paid as of the date of this Prospectus. Of such amount, $10,000 was paid to Adams Stevens, Inc., an NASD member. The Company has also agreed to pay all expenses in connection with qualifying the shares of Common Stock and Warrants offered hereby for sale under the laws of such states as the Underwriter may designate, including expenses of counsel retained for such purpose by the Underwriter.

     The Company has agreed to sell to the Underwriter and its designees for an aggregate of $100, warrants (the "Underwriter's Warrants") to purchase up to 100,000 shares of Common Stock at an exercise price of $5.50 per share (110% of the public offering price per share) and up to 50,000 Warrants (each exercisable to purchase one share of Common Stock at a price of $5.50 per share) at an exercise price of $.11 per Warrant (110% of the public offering price per Warrant). The Underwriter's Warrants may not be sold, transferred, assigned or hypothecated for one year from the date of this Prospectus, except to the officers and partners of the Underwriter and members of the selling group and are exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Underwriter's Warrants are exercised, dilution to the interests of the Company's stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants, the underlying shares of Common Stock or the underlying warrants, or the shares of Common Stock issuable upon exercise of such underlying warrants may be deemed additional underwriting compensation. The Company has agreed, at the request of the holders of a majority of the Underwriter's Warrants, at the Company's expense, to register the Underwriter's Warrants, the shares of Common Stock and warrants underlying the Underwriter's Warrants, and the shares of Common Stock issuable upon exercise of the underlying warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include the Underwriter's Warrants and all such underlying securities in any appropriate registration statement which is filed by the Company during the seven years following the date of this Prospectus.

     The Company has also agreed, for a period of three years from the date of this Prospectus, if so requested by the Underwriter, to elect a designee of the Underwriter as a non-voting advisor to the Company's Board of Directors. The Underwriter has not yet exercised its right to designate such a person.

     In addition, the Company has agreed to enter into a consulting agreement to retain the Underwriter as a financial consultant for a period of two years from the consummation of this offering at an annual fee of $50,000, the entire $100,000 payable in full, in advance. The consulting agreement will not require the consultant to devote a specific amount of time to the performance of its duties thereunder. In the event that the Underwriter originates a financing or a merger, acquisition, joint venture or other transaction to which the Company is a party, the Underwriter will be entitled to receive a finder's fee in consideration for origination of such transaction.

     The Company has agreed, in connection with the exercise of the Warrants pursuant to solicitation (commencing one year from the date of this Prospectus), to pay to the Underwriter a fee of 5% of the exercise price for each Warrant exercised; provided, however, that the Underwriter will not be entitled to receive such compensation in Warrant exercise transactions in which
(i) the market price of Common Stock at the time of exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of Warrants at the time of exercise; (iv) the exercise of the Warrants is unsolicited by the Underwriter; or (v) the solicitation of exercise of the Warrants was in violation of Regulation M promulgated under the Exchange Act.

     The Underwriter has advised the Company that it does not expect sales made to discretionary accounts to exceed 1% of the securities offered hereby.

     The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act.

     Prior to this offering, there has been no public trading market for the Common Stock or Warrants. Consequently, the initial public offering price of the Common Stock and Warrants and the exercise price of the Warrants have been determined by negotiations between the Company and the Underwriter. Among the factors considered in determining these prices were the Company's financial condition and prospects, market prices of similar securities of comparable publicly-traded companies and the general condition of the securities market.

     In order to facilitate the offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the prices of the Common Stock and Warrants. Specifically, the Underwriter may over-allot in connection with the offering, creating a short position in the Common Stock and/or Warrants for its own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock and Warrants, the Underwriter may bid for, and purchase, shares of Common Stock and Warrants in the open market. The Underwriter may also reclaim selling concessions allowed to a dealer for distributing the Common Stock and Warrants in the offering, if the Underwriter repurchases previously distributed Common Stock and Warrants in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock and Warrants above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.


                                    EXPERTS

     The financial statements of the Company included in this Prospectus have been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and is included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The legality of the securities offered by this Prospectus will be passed upon for the Company by Tenzer Greenblatt LLP, New York, New York. Morrison Cohen Singer & Weinstein, LLP, New York, New York, has acted as counsel to the Underwriter in connection with this offering.


                            ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, filed as a part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Office of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549; and at the following regional offices: Midwest Regional Office, Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511, and the Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.

     As of the date of this Prospectus, the Company will become subject to the reporting requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission set forth above, and copies of such materials can be obtained from the Commission's Public Reference Section at prescribed rates. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

                                   GLOSSARY



Dial-up Accounts   ...............   Accounts with an Internet connectivity provider that utilize a telephone call to a modem rather than a dedicated data
                                     line.
E-mail    ........................   Electronic mail. An application that allows a user to send or receive text messages to or from any other user with an
                                     Internet address, commonly termed an E-mail address.
FTP    ...........................   File Transfer Protocol. A protocol that allows file transfer between a host and a remote computer.
ISDN   ...........................   Integrated Services Digital Network. An information trans-
                                     fer standard for transmitting digital voice and data over
                                     telephone lines at speeds up to 128 Kbps.
Internet  ........................   A worldwide network of computer networks that are inter-
                                     connected at certain points and utilize a common commu-
                                     nications protocol, TCP/IP.
Kbps   ...........................   Kilobits per second. A measure of digital information trans-
                                     mission rates. One kilobit equals 1,000 bits of digital infor-
                                     mation.
Mbps   ...........................   Megabits per second. A measure of digital information
                                     transmission rates. One megabit equals 1,000 Kbps.
On-line Service Providers   ......   Commercial information services that offer a computer user access through a modem to a specified slate of information, entertainment and communications menus. These services
                                     are generally closed systems and many offer limited, if any,
                                     Internet access.
OEM    ...........................   Original Equipment Manufacturer.
POP    ...........................   Point-of-Presence. An interlinked group of modems, rout-
                                     ers and other computer equipment, located in a particular
                                     city or metropolitan area, that allows a nearby subscriber to access the Internet through a local telephone call.
T-1    ...........................   A data communications line capable of transmission speeds
                                     of 1.54 Mbps.
TCP/IP    ........................   Transmission Control Protocol/Internet Protocol. A compi-
                                     lation of network- and transport-level protocols that allow computers with different architectures and operating sys-
                                     tem software to communicate with other computers on the
                                     Internet.
World Wide Web  ..................   A network of servers that uses a special communications
                                     protocol to link different servers throughout the Internet and permits communication of graphics, video and sound.
X2 56K    ........................   A new transmission technique which supplies 56 Kbps
                                     "downstream" for transmissions from service providers.

                     Frontline Communications Corporation

                                   Contents



                                                                    Page
                                                                  -----------
    Report of independent certified public accountants   ......   F-2

    Combined financial statements:
       Balance sheets   .......................................   F-3

       Statements of operations  ..............................   F-4

       Statements of stockholders' deficit   ..................   F-5

       Statements of cash flows  ..............................   F-6

       Notes to financial statements   ........................   F-7 - F-12

Report of Independent Certified Public Accountants


To the Board of Directors of
Frontline Communications Corporation

We have audited the accompanying combined balance sheet of Frontline Communications Corporation (the "Company") as described in Note 1 to the financial statements, as of December 31, 1996, and the related combined statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1996 and the period from May 1, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996, and the results of its operations and its cash flows for the year ended December 31, 1996 and the period from May 1, 1995 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.




                                                               BDO Seidman, LLP


Valhalla, New York
July 27, 1997

                     Frontline Communications Corporation

                            Combined Balance Sheets



                                                                     December 31,      May 31,
                                                                        1996            1997
                                                                     --------------   ------------
                                                                                      (Unaudited)
                         Assets
Current:
   Cash  .........................................................     $   2,303      $ 371,793
   Accounts receivable  ..........................................           506          9,439
   Prepaid expenses and other    .................................         3,048            378
   Deferred registration costs   .................................            --         28,000
                                                                       ---------      ----------
      Total current assets    ....................................         5,857        409,610
Equipment, net (Note 4)    .......................................        46,760         74,076
Deposits    ......................................................         1,613          1,852
                                                                       ---------      ----------
                                                                       $  54,230      $ 485,538
                                                                       =========      ==========
          Liabilities and Stockholders' Deficit
Current:
   Notes payable to stockholders (Note 5)    .....................     $      --      $ 372,137
   Accounts payable and accrued expenses (Note 3)  ...............        58,358        103,927
   Deferred revenues    ..........................................            --         16,500
   Due to stockholders (Note 5)  .................................        15,266             --
                                                                       ---------      ----------
      Total current liabilities  .................................        73,624        492,564
Due to stockholders (Note 5)  ....................................        36,737             --
                                                                       ---------      ----------
      Total liabilities    .......................................       110,361        492,564
                                                                       ---------      ----------
Commitments and contingencies (Notes 6 and 7)
Stockholders' deficit
   Preferred stock, $.01 par value, 1,000,000 authorized, 0 issued
    and outstanding  .............................................            --             --
   Common stock, $.01 par value, 10,000,000 shares authorized,
    1,660,000 issued and outstanding   ...........................            --         16,600
   Additional paid-in capital    .................................         6,000        295,000
   Accumulated deficit  ..........................................       (62,131)      (313,626)
   Stock subscriptions receivable   ..............................            --         (5,000)
                                                                       ---------      ----------
      Total stockholders' deficit   ..............................       (56,131)        (7,026)
                                                                       ---------      ----------
                                                                       $  54,230      $ 485,538
                                                                       =========      ==========

            See accompanying notes to combined financial statements.

                     Frontline Communications Corporation

                       Combined Statements of Operations





                                                Period from                          Five Months Ended
                                                May 1, 1995                      ----------------------------
                                               (Inception) to     Year ended             (Unaudited)
                                                 December         December        May 31,        May 31,
                                                 31, 1995         31, 1996         1996            1997
                                               ----------------   ------------   ------------   -------------
Revenues   .................................     $    1,880       $  98,699      $  16,234       $  110,566
Cost of revenues ...........................          3,347          67,582         14,831           67,707
                                                 ----------       ----------     ----------      ----------
  Gross (loss) profit  .....................         (1,467)         31,117          1,403           42,859
Operating expenses:
 Selling, general and administrative  ......          6,458          81,220         29,327           85,680
 Special non-cash compensation charge
   (Note 1)   ..............................             --              --             --          205,000
                                                 ----------       ----------     ----------      ----------
Loss from operations   .....................         (7,925)        (50,103)       (27,924)        (247,821)
Other income (expense):
 Interest  .................................             --          (6,677)          (907)          (3,174)
 Other  ....................................             --           2,574          3,280             (500)
                                                 ----------       ----------     ----------      ----------
Net loss   .................................     $   (7,925)      $ (54,206)     $ (25,551)      $ (251,495)
                                                 ==========       ==========     ==========      ==========
Loss per share of common stock and com-
 mon stock equivalents                                   --            (.03)          (.01)            (.14)
                                                 ==========       ==========     ==========      ==========
Weighted average number of shares out-
 standing                                         1,816,000       1,816,000      1,816,000        1,816,000
                                                 ==========       ==========     ==========      ==========

           See accompanying notes to combined financial statements.

                     Frontline Communications Corporation

                  Combined Statements of Stockholders' Deficit





                                             Common Stock       Additional                       Stock           Total
                                        ----------------------   Paid-in      Accumulated    Subscriptions    Stockholders'
                                         Shares      Amount      Capital        Deficit       Receivable        Deficit
                                        -----------  ---------  ------------  -------------  ---------------  --------------
Balance, May 1, 1995 (inception)   .             --    $    --  $      --      $       --       $     --       $       --
Net loss   ...........................           --         --         --          (7,925)            --           (7,925)
                                         ----------   --------  ----------     ----------       --------       ----------
Balance, December 31, 1995   .........           --         --         --          (7,925)            --           (7,925)
Officer salary contributed to capital            --         --      6,000              --             --            6,000
Net loss   ...........................           --         --         --         (54,206)            --          (54,206)
                                         ----------   --------  ----------     ----------       --------       ----------
Balance, December 31, 1996   .........           --         --      6,000         (62,131)            --          (56,131)
For five months ended May 31,
 1997 (Unaudited):
Frontline reorganization
 (See Note 2) ........................      640,000      6,400   (325,000)             --             --         (318,600)
Shares issued as compensation   ......      820,000      8,200    205,000              --         (5,000)         208,200
Officer salary contributed to capital            --         --      3,000              --             --            3,000
Private placement of shares at $2
 per share ...........................      200,000      2,000    398,000              --             --          400,000
Common stock options issued for
 services  ...........................           --         --      8,000              --             --            8,000
Net loss   ...........................           --         --         --        (251,495)            --         (251,495)
                                         ----------   --------  ----------     ----------       --------       ----------
Balance, May 31, 1997
 (Unaudited)  ........................    1,660,000    $16,600  $ 295,000      $ (313,626)      $ (5,000)      $   (7,026)
                                         ==========   ========  ==========     ==========       ========       ==========

            See accompanying notes to combined financial statements.

                     Frontline Communications Corporation

                       Combined Statements of Cash Flows

                          Increase (Decrease) in Cash



                                                      Period from                              Five Months Ended
                                                      May 1, 1995                         ----------------------------
                                                      (Inception)        Year ended               (Unaudited)
                                                     to December 31,     December 31,     May 31,         May 31,
                                                         1995               1996            1996           1997
                                                    ------------------   --------------   -----------   --------------
Cash flows from operating activities:
 Net loss    ....................................       $ (7,925)          $ (54,206)     $(25,551)      $ (251,495)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation    ..............................             --               9,962         3,817           10,630
   Officer salary contributed to capital   ......             --               6,000         2,500            3,000
   Common stock options issued for services                   --                  --            --            8,000
   Special non cash compensation charge    ......             --                  --            --          205,000
   Changes in assets and liabilities:
    Accounts receivable  ........................           (681)                175        (1,829)          (8,933)
    Prepaid expenses and other    ...............             --              (1,661)       (1,163)            (239)
    Other assets   ..............................             --              (3,000)       (3,000)           2,670
    Accounts payable and accrued expenses                  3,109              55,249        21,443           45,569
    Deferred revenue  ...........................             --                  --         4,300           16,500
    Deferred financing costs   ..................             --                  --            --          (28,000)
                                                        --------           ---------      ---------      ----------
      Net cash provided by (used in) oper-
       ating activities                                   (5,497)             12,519           517            2,702
                                                        --------           ---------      ---------      ----------
Cash flows from investing activities:
 Acquisitions of equipment  .....................         (1,608)            (55,114)      (19,391)         (37,946)
                                                        --------           ---------      ---------      ----------
Cash flows from financing activities:
 Proceeds from stockholder loans, net   .........         18,933              33,070        11,556            4,734
 Proceeds from sale of common stock  ............             --                  --            --          400,000
                                                        --------           ---------      ---------      ----------
      Net cash provided by financing
       activities  ..............................         18,933              33,070        11,556          404,734
                                                        --------           ---------      ---------      ----------
Net increase (decrease) in cash   ...............         11,828              (9,525)       (7,318)         369,490
Cash, beginning of period   .....................             --              11,828        11,828            2,303
                                                        --------           ---------      ---------      ----------
Cash, end of period   ...........................       $ 11,828           $   2,303      $  4,510       $  371,793
                                                        ========           =========      =========      ==========
Supplemental disclosure of cash flow informa-
 tion:
 Cash paid for interest  ........................       $     --           $   6,600      $    890       $    3,105
Non-cash investing and financing activities:
 Common stock issued for reduction of stock-
   holder loans                                         $     --           $      --      $     --       $    9,600
 Notes payable to stockholders issued as dis-
   tributions                                           $     --           $      --      $     --       $  325,000
 Common stock subscriptions    ..................       $     --           $      --      $     --       $    5,000
                                                        ========           =========      =========      ==========

            See accompanying notes to combined financial statements.

                      Frontline Communications Corporation

                     Notes to Combined Financial Statements

            (Amounts related to May 31, 1997 and for the five month
              periods ended May 31, 1996 and 1997 are unaudited)


1. Summary of Significant Accounting Policies

 Business

     Frontline Communications Corporation ("Frontline" or the "Company") is an internet service provider that provides subscribers with direct access to a wide range of internet applications and resources including electronic mail, world wide web sites and regional and local information and data services.

 Reorganization and Principles of Combination

     The financial statements include the accounts of Hobbes & Co., LLC ("Hobbes"), INET Communications Company, LLC ("INET") and Sara Girl & Co., LLC ("Sara Girl"), (collectively the "Predecessor Companies") and Frontline Communications Corporation. As described more fully in Note 2, on May 30, 1997, Frontline acquired the net assets of the Predecessor Companies. For accounting purposes, the business combination has been accounted for as if the acquirer is Hobbes. With respect to the acquisition of INET, the acquisition has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests and reflects the combined financial position, operating results and cash flows of Hobbes and INET as if they had been combined for all periods presented. With respect to Sara Girl and Frontline, the business combination has been accounted for using purchase accounting, which resulted in the recording of a special non-cash charge of $205,000 at May 30, 1997. The non-cash charge represents the estimated fair market value of the Company's 820,000 shares of common stock issued to certain founding shareholders for current and future services. The Predecessor Companies were dissolved and Frontline is the continuing legal entity. All intercompany accounts and transactions have been eliminated.

 Interim Financial Information

     The financial statements as of May 31, 1997 and for the five months ended May 31, 1996 and 1997 are unaudited but in the opinion of management, include all adjustments (consisting only of normal recurring adjustments and accruals) which the Company considers necessary for the fair presentation of the financial position, operating results and cash flows for that period. Results of interim periods are not necessarily indicative of results for the entire year.

 Equipment and Depreciation

     Equipment is stated at cost, less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets using the straight-line method for book purposes and accelerated methods for income tax purposes.

     The following estimated useful lives are applied in the computation of depreciation:

                                                             Years
                                                            ------
       Computer equipment   ...............................   3-5
                                                              ===

     Upon retirement or sale, the cost and related accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the statement of operations.

 Revenue Recognition

     Revenues are derived from the sale of direct access to the internet and various internet applications to subscribers. Revenues are recognized in the period when internet access is provided.

                     Frontline Communications Corporation

            (Amounts related to May 31, 1997 and for the five month
              periods ended May 31, 1996 and 1997 are unaudited)

1. Summary of Significant Accounting Policies  -- (Continued)

 Income Taxes

     Deferred income taxes are provided on differences between the financial reporting and income tax bases of assets and liabilities based upon statutory tax rates enacted for future periods.

 Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivable. The Company's cash investments are placed with high credit quality financial institutions and may exceed the amount of federal deposit insurance. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

 Cash and cash equivalents

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

 Use of Estimates

     In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Financial Instruments

     The carrying amounts of financial instruments including cash, accounts receivable, due to stockholders and accounts payable approximated fair value as of December 31, 1996, because of the relatively short maturity of these instruments. The carrying value of notes payable to stockholders cannot be determined because of the nature of their terms.

 Loss Per Share of Common Stock

     Loss per share of common stock is calculated by dividing net loss by the weighted average number of shares of common stock and common stock equivalents, if dilutive, outstanding during each of the periods presented. In addition, when an initial public offering is contemplated, common stock and common stock equivalents issued during and subsequent to the Frontline reorganization (see
Note 2) by the Company at a price less than the estimated initial public offering price during the twelve months immediately preceding the anticipated initial filing of the offering are treated as outstanding for all periods presented, using the treasury stock method.

 Deferred Registration Costs

     Costs incurred in connection with the Company's anticipated public offering are deferred and will be charged against stockholders' equity upon successful completion of the offering. If the offering is not consummated, deferred costs will be charged to expense.

 Recent Accounting Pronouncements

     During February, 1997 the FASB issued SFAS No. 128 "Earnings Per Share" which replaces the presentation of primary earnings per share ("EPS") with basic EPS. It also requires dual presentation of basic and diluted EPS. SFAS No. 128 is effective for periods ending after December 15, 1997. The Company believes the adoption of this pronouncement will not have a material effect on the financial statements.

                     Frontline Communications Corporation

            (Amounts related to May 31, 1997 and for the five month
              periods ended May 31, 1996 and 1997 are unaudited)

1. Summary of Significant Accounting Policies  -- (Continued)

     During June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.


     SFAS 130 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, the standard may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.


 Long-Lived Assets


     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " ("SFAS No. 121"). SFAS No. 121 requires, among other things, impairment losses on assets to be held and gains or losses from assets that are expected to be disposed of be included as a component of income from continuing operations before taxes on income. The Company adopted SFAS No. 121 as of January 1, 1996 and its implementation did not have a material effect on the financial statements.


 Stock-Based Compensation


     In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value method for accounting for stock-based compensation plans either through recognition or disclosure. The Company adopted the employee stock-based compensation provisions of SFAS No. 123 by disclosing the pro forma net income and pro forma net income per share amounts assuming the fair value method as of January 1, 1995. The adoption of this standard did not impact the Company's results of operations, financial position or cash flows. Stock arrangements with non-employees, if applicable, are recorded at fair value.


 Advertising


     All costs associated with advertising services are expensed in the period incurred. Advertising expense was approximately $1,000, $19,000, $8,000 and $8,500 for the years ended December 31, 1995 and 1996, and the five month periods ended May 31, 1996 and 1997, respectively.


2. Reorganization


     On May 30, 1997, the Predecessor Companies were acquired by the Company by issuing three notes aggregating $325,000 (excluding $47,137 of certain advances) (See Note 5) for all the membership interest in the Predecessor Companies. For accounting purposes Hobbes has been considered to be the acquirer. As a result, the business combination of Hobbes and INET has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests. The business combination with Sara Girl and Frontline have been accounted for as purchases. The net assets and operations of Sara Girl and Frontline are not material to the Company's financial statements. Notes payable to the members of the Predecessor Companies are accounted for as distributions in the accompanying statement of stockholders' equity.

                     Frontline Communications Corporation

            (Amounts related to May 31, 1997 and for the five month
              periods ended May 31, 1996 and 1997 are unaudited)

3. Accounts Payable and Accrued Expenses


     Accrued expenses were approximately $13,000 and $55,000 at December 31, 1996 and May 31, 1997, respectively. Accrued expenses consisted of various items including telephone charges, professional fees, rent and supplies.

4. Equipment

     Equipment consist of the following:



                                           December 31,     May 31,
                                              1996           1997
                                         --------------    --------
Computer equipment  ..................      $56,722        $94,668
                                            --------       --------
Less accumulated depreciation   ......        9,962         20,592
                                            --------       --------
Equipment, net   .....................      $46,760        $74,076
                                            ========       ========

5. Related Party Transactions


     On May 30, 1997, the Company issued notes aggregating $372,137 to three of its stockholders related to the reorganization discussed in Note 2, and certain advances made to the Company since inception. The notes bear interest at 8% and are payable at the earlier of an initial public offering or on May 30, 1999, except for $163,537, which is due on the earlier of an initial public offering or May 1, 1998. At December 31, 1996, due to stockholders represents advances made to the Company for working capital purposes.

6. Commitments and Contingencies


 Leases

     The Company rents office space and equipment under operating leases.

     Future minimum rental payments required under operating leases as of May 31, 1997 are as follows:


       1998    ..........................   $114,127
       1999    ..........................    114,301
       2000    ..........................    121,358
       2001    ..........................    117,545
       2002    ..........................    107,611
                                           ---------
       Total   ..........................   $574,942
                                           =========

     Rental expense was $0, $17,475, $6,143 and $15,209 for the years ended December 31, 1995 and 1996 and the five month periods ended May 31, 1996 and 1997, respectively.

 Potential Litigation

     In June 1997, Michael Char, a founder and principal stockholder of the Company, had disagreements with other members of management with respect to various business matters. The Company has been unsuccessful in resolving such disagreements or in negotiating a settlement with Mr. Char and, after a prolonged absence, in August 1997, the Company removed Mr. Char as a director and terminated his employment. While the Company does not believe that Mr. Char has any meritorious claims against the Company or members of management, there can be no assurance that Mr. Char will not institute an action against the Company, seeking substantial damages. Any such claims, with or without merit, can be time consuming, costly and difficult to defend and, if successful, could have a material adverse effect on the Company.

                     Frontline Communications Corporation

            (Amounts related to May 31, 1997 and for the five month
              periods ended May 31, 1996 and 1997 are unaudited)

7. Stock Options


     Effective March 1, 1997, the Board of Directors (the "Board") approved the 1997 stock option plan (the "Plan"), which authorized the issuance of incentive options and non-qualified options to purchase up to 500,000 shares of common stock. The plan has a ten year term. The Board retained the authority to determine the individuals to whom, and the times at which, stock options would be made, along with the number of shares, vesting schedule and other provisions related to the stock options.


     For the period ended May 31, 1997, the Company issued incentive options to purchase 220,000 shares of common stock to employees and non-qualified options to purchase 40,000 shares of common stock to certain non-employees. These options have a five year term and are exercisable at any time on or after March 1, 1998 at $2 per share.


     The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations by recording compensation expense for the excess of fair market value over the exercise price per share as of the date of the grant in accounting for its stock options. Accordingly, no compensation costs have been recognized for its issuance of 220,000 options to employees since the exercise price exceeded the then fair market value on the date of the grant. In accordance with SFAS No. 123, the Company has recognized $8,000 as the fair value of services received for the 40,000 options granted to non-employees.


     SFAS No. 123 requires the Company to provide pro forma information regarding net loss and net loss per share as if compensation cost for the Company's stock options had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates fair value of each stock based option at the date of the grant using the Black Scholes option-pricing model with the following weighted average assumptions used for options in 1997:


       Risk-free interest rate   ......   6.51%
       Expected life    ...............   5 Years
       Expected volatility    .........   0.00%
       Dividend yield   ...............   None

     Had compensation cost for the issuance of options been determined based on the fair value at the grant dates consistent with the fair value method of SFAS No. 123, the Company's net loss would not have changed since options at the grant date were considered to have no value.



                                                            Weighted                   Weighted
                                                             Average                   Average
                                                            Remaining                  Exercise
                                                              Life         Shares      Price
                                                            ------------   ---------   ---------
Outstanding, January 1, 1997  ...........................                       --       $  --
Granted  ................................................                  260,000        2.00
                                                                           --------      ------
Outstanding, May 31, 1997  ..............................   4.75 years     260,000        2.00
                                                                           ========      ======
Options exercisable at end of period   ..................                       --          --
Weighted average fair value of options granted during the
 period  ................................................                                $  --
                                                                                         ======

     During the initial phase-in period of SFAS No. 123, the effects on pro forma results are not likely to be representative of the effects on pro forma results in future years since additional awards could be made each year.

                     Frontline Communications Corporation

            (Amounts related to May 31, 1997 and for the five month
              periods ended May 31, 1996 and 1997 are unaudited)

8. Income Taxes

     The Company had net operating loss carryforwards of approximately $59,000 and $62,000 at December 31, 1996 and May 31, 1997, respectively, which expire in 2111 and 2112. A valuation allowance has been provided for these loss carryforwards since their realization is not considered to be more likely than not.

9. Subsequent Events

     a) The Company has a letter of intent with Rockefeller Securities Group, Inc. in connection with a proposed offering and sale to the public of one million shares of common stock of the Company at a price of $5 per share and 500,000 warrants at a price of $.10 per warrant. Each warrant will be exercisable to purchase one share of common stock at $5.50 per share.

     b) The Company has entered into employment contracts expiring on various dates from June 2000 to August 2000 with four officers of the Company for aggregate annual salaries of $318,000.

     c) In August 1997, the Chairman advanced the Company $60,000 for working capital purposes.

================================================================================

No dealer, sales person or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                          --------------------------


                               TABLE OF CONTENTS



                                               Page
                                           -----------
Prospectus Summary    ..................        3
Risk Factors    ........................        6
Use of Proceeds    .....................       13
Dilution  ..............................       14
Capitalization  ........................       15
Plan of Operation  .....................       16
Business  ..............................       19
Management   ...........................       25
Principal Stockholders   ...............       28
Certain Transactions  ..................       29
Description of Securities   ............       30
Shares Eligible for Future Sale   ......       32
Underwriting    ........................       33
Experts   ..............................       34
Legal Matters   ........................       34
Additional Information   ...............       34
Glossary  ..............................       36
Index to Financial Statements  .........      F-1

                          --------------------------


       Until     , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities offered hereby, whether or not participating in this distribution may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


================================================================================

================================================================================




                                   FRONTLINE
                                COMMUNICATIONS
                                  CORPORATION







                       1,000,000 Shares of Common Stock
                                      and
                        Redeemable Warrants to Purchase
                        500,000 Shares of Common Stock









                                  -------------

                                   PROSPECTUS

                                  ------------










                      Rockefeller Securities Group, Inc.






                                      , 1997



================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") contains the provisions entitling the Registrant's directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Certificate of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Registrant or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Registrant or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Registrant or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Registrant shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect. In addition, the By-Laws require the Registrant to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Registrant for acts which such person reasonably believes are not in violation of the Registrant's corporate purposes as set forth in the Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant's best interests.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See Item 28.


Item 25. Other Expenses of Issuance and Distribution.

     The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions and the Underwriter's non-accountable expense allowance) are as follows:


Securities and Exchange Commission registration fee   ............... $  2,969.82
NASD filing fee   ...................................................    1,480.06
Nasdaq listing fee   ................................................           *
Underwriter's consulting fee  .......................................  100,000.00
Printing and engraving expenses  ....................................           *
Legal fees and expenses .............................................           *
Accounting fees and expenses  .......................................           *
Blue sky fees and expenses (including legal fees)  ..................           *
Transfer agent, warrant agent and registrar fees and expenses  ......           *
Miscellaneous  ......................................................           *
                                                                       ------------
  Total ............................................................. $

------------

* To be filed by amendment.

Item 26. Recent Sales of Unregistered Securities

     In February 1997, the Company issued an aggregate of 1,460,000 shares of Common Stock to twelve persons, including Messrs. Char, Feinberg,
Cole-Hatchard, Olbermann and Morris, in consideration of $.01 per share.

     In February 1997, the Company issued options to purchase 260,000 shares of Common Stock (net of forfeitures).

     In May 1997, the Company issued 200,000 shares of Common Stock to twenty persons for a consideration of $400,000 or $2.00 per share.

     In connection with the above referenced issuances, the Company relied on
Section 4(2) under the Securities Act of 1933 as transactions by an issuer not involving any public offering.


Item 27. Exhibits


  1.1      Form of Underwriting Agreement.
  3.1      Certificate of Incorporation of the Registrant.
  3.2      Bylaws of the Registrant.
  4.1      Form of Underwriter's Warrant Agreement, including Form of Warrant Certificate.
  4.2      Form of Public Warrant Agreement among the Registrant, Rockefeller Securities Group, Inc., as Underwriter and Continental Transfer & Trust Company as Warrant Agent.
 *4.3      Form of Registrant's Public Warrant Certificate.
 *5.1      Opinion of Tenzer Greenblatt LLP.
 10.1      Exchange Agreement.
 10.2      Promissory Note issued by Registrant to Mr. Feinberg, amended.
 10.3      Promissory Note issued by Registrant to Mr. Cole-Hatchard, as amended.
 10.4      Promissory Note issued by Registrant to Mr. Char.
 10.5      1997 Stock Option Plan.
 10.6      Office Lease between Registrant and Glorious Sun Robert Martin LLC.
*10.7      Employment Agreements with Messrs. Morris, Cole-Hatchard, Feinberg and Olbermann.
 10.8      Promissory Note issued to Mr. Cole-Hatchard.
 23.1      Consent of BDO Seidman LLP, Independent Certified Public Accountants.
*23.2      Consent of Tenzer Greenblatt LLP (will be contained in such firm's opinion filed as Exhibit 5.1).
 24.1      A power of attorney relating to the signing of amendments hereto is incorporated in the signature pages of this Registration Statement.
   27      Financial Data Schedule (SEC use only).

------------

* To be filed by amendment.


Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

     (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) include any prospectus required by section 10(a)(3) of the Securities Act.

       (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) include any additional or changed material information on the plan of distribution;

     (2) for determining liability under the Securities Act, treat each such post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be initial bona fide offering; and

     (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the standby under writing agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective; and (3) that for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement therein, and treat the offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Pearl River, State of New York on August 21, 1997.

                                        FRONTLINE COMMUNICATIONS CORPORATION



                                       By: /s/ Stephen J. Cole-Hatchard
                                          -------------------------------------
                                           Stephen J. Cole-Hatchard, Chairman



                               POWER OF ATTORNEY

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Stephen J. Cole-Hatchard and Nicko Feinberg and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including pre-effective amendments and post-effective amendments and amendments thereto) to this Registration Statement on Form SB-2 of Frontline Communications Corporation and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone or his substitute, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.





         Signature                                  Title                             Date
------------------------------   ----------------------------------------------   ----------------
/s/ Stephen J. Cole-Hatchard     Chairman of the Board, President and             August 21, 1997
-------------------------        Secretary
Stephen J. Cole-Hatchard

/s/ Nicko Feinberg               Chief Information Officer, Vice President of     August 21, 1997
-------------------------        Technology and Director
Nicko Feinberg

/s/ Peter Morris                 Chief Financial Officer, Vice President,         August 21, 1997
-------------------------        Treasurer and Director
Peter Morris

/s/ Michael Olbermann            Vice President of Business Development and       August 21, 1997
-------------------------        Director
Michael Olbermann


                                 EXHIBIT INDEX




 Exhibit
   No.                                                 Description
----------   ---------------------------------------------------------------------------------------------------
  1.1        Form of Underwriting Agreement.
  3.1        Certificate of Incorporation of the Registrant.
  3.2        Bylaws of the Registrant.
  4.1        Form of Underwriter's Warrant Agreement, including Form of Warrant Certificate.
  4.2        Form of Public Warrant Agreement among the Registrant, Rockefeller Securities Group, Inc., as
             Underwriter and Continental Transfer & Trust Company as Warrant Agent.
 *4.3        Form of Registrant's Public Warrant Certificate.
 *5.1        Opinion of Tenzer Greenblatt LLP.
 10.1        Exchange Agreement.
 10.2        Promissory Note issued by Registrant to Mr. Feinberg, amended.
 10.3        Promissory Note issued by Registrant to Mr. Cole-Hatchard, as amended.
 10.4        Promissory Note issued by Registrant to Mr. Char.
 10.5        1997 Stock Option Plan.
 10.6        Office Lease between Registrant and Glorious Sun Robert Martin LLC.
*10.7        Employment Agreements with Messrs. Morris, Cole-Hatchard, Feinberg and Olbermann.
 10.8        Promissory Note issued to Mr. Cole-Hatchard.
 23.1        Consent of BDO Seidman LLP, Independent Certified Public Accountants.
*23.2        Consent of Tenzer Greenblatt LLP (will be contained in such firm's opinion filed as Exhibit 5.1).
 24.1        A power of attorney relating to the signing of amendments hereto is incorporated in the signature pages of this Registration Statement.
 27          Financial Data Schedule (SEC use only).

------------

* To be filed by amendment.